Exhibit 10.44
Execution Version

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

COLLABORATION AGREEMENT
BY AND BETWEEN
AMGEN INC.
AND
NOVARTIS PHARMA AG
DATED
APRIL 21, 2017

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Table of Contents
PAGE

1.	Definitions 1

2.	Collaboration Scope and Governance 14

2.1	Conduct of the Collaboration 14

2.2	US Committees and Teams. 14

2.3	US Committee Co-Chairs 16

2.4	US Committee Meetings 17

2.5	Decision Making 17

2.6	Interactions between the Joint US Leadership Team, US Collaboration Team, Joint Project Teams, Sub-Committees and Collaboration Teams 18

2.7	Alliance Managers 18

2.8	Cost Overruns 18

2.9	Commercialization Budget Deadlocks 19

2.10	Amgen Territory 19

3.	Grant of License 19

3.1	Amgen Technology 19

3.2	Novartis Technology 19

3.3	Sublicensing 19

3.4	Provision of Know-How 20

3.5	Trademarks 20

3.6	Retained Rights and Limitations 22

4.	Development, Regulatory and Medical Affairs Activities 22

4.1	Responsibility for Development 22

4.2	Regulatory Matters. 22

4.3	Safety Agreement 24

4.4	Cooperation Generally 24

4.5	Medical Affairs Activities 24

4.6	[*] 24

5.	Commercialization 24

5.1	Responsibility for Commercialization 25

5.2	Materials 25

5.3	Training. 26

5.4	Information Concerning the Product 26

5.5	Cooperation Generally 26

5.6	Commercialization in the Amgen Territory 26

5.7	Detailing Reports and Audit Rights 27

5.8	Sales Force [*] 27

6.	Manufacture and Supply 28

6.1	Responsibility for Manufacturing 28

6.2	Distribution 28

6.3	Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities 28

6.4	Supply [*] 28

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

7.	Diligence 28

7.1	Commercially Reasonable Efforts 28

7.2	Proper Conduct Practices Standards 28

7.3	Violation of Laws 29

7.4	Use of Affiliates and Third Party Contractors 29

8.	Payment 29

8.1	Upfront Payment 29

8.2	Milestone Payments 29

8.3	Royalty Payments and Royalty Reduction for Biosimilar Competition 30

8.4	Reports 30

8.5	No Wrongful Reductions 31

8.6	Cost Allocation 31

8.7	Sublicense Payments 33

8.8	Payment Method 33

8.9	Audits 33

8.10	Blocked Currency 34

8.11	Taxes 34

8.12	Withholding 34

8.13	VAT 35

8.14	Late Payment 35

8.15	Appropriate Measure of Value 35

9.	Intellectual Property 35

9.1	Ownership and Cooperation 35

9.2	Prosecution and Maintenance 36

9.3	Defense and Settlement of Third Party Claims 38

9.4	Infringement Notice; Enforcement 39

9.5	Cooperation 41

9.6	Patent Term Extensions 41

9.7	Employee Agreements 41

10.	Confidentiality 42

10.1	Confidentiality; Exceptions 42

10.2	Authorized Disclosure 42

10.3	Use of Confidential Information and Data with Distracting Programs 43

10.4	Terms and Conditions Confidential 43

10.5	Attorney-Client Privilege 43

11.	Representations, Warranties and Covenants 44

11.1	Mutual Representations and Warranties 44

11.2	Novartis Representations and Warranties 45

11.3	Amgen Representations and Warranties 45

11.4	Disclaimer of Warranties 46

11.5	Mutual Covenants 46

11.6	Novartis Covenant 48

12.	Limitations of Liability; Insurance 48

12.1	Limitations of Liability 48

12.2	Insurance 48

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

13.	Indemnification 48

13.1	Sharing of Liability Expenses 48

13.2	Indemnification by Novartis 49

13.3	Indemnification by Amgen 49

13.4	Claim for Indemnification 49

14.	Term and Termination 50

14.1	Term 50

14.2	Termination 50

14.3	Effect of Termination 51

14.4	Additional Surviving Provisions 52

14.5	Transition Period 53

15.	Miscellaneous 53

15.1	Affiliates 53

15.2	Assignment 53

15.3	Governing Law; Jurisdiction 53

15.4	Construction 54

15.5	Counterparts 54

15.6	Entire Agreement 54

15.7	Force Majeure 54

15.8	Further Assurances 55

15.9	Headings 55

15.10	No Set-Off 55

15.11	Notices 55

15.12	Relationship of the Parties 55

15.13	Severability 56

15.14	Third Party Beneficiaries 56

15.15	Waivers and Modifications 56

SCHEDULES

Amgen Patents
Press Release
[*]

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

COLLABORATION AGREEMENT

PREAMBLE
This Collaboration Agreement (this “Agreement”), effective as of April 21, 2017 (the “Effective Date”), is by and between Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799, U.S.A. (“Amgen”), and Novartis Pharma AG, a Swiss company having its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Amgen and Novartis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Amgen and Novartis are parties to that certain Exclusive License and Collaboration Agreement, dated as of August 28, 2015, pursuant to which (i) the Parties are Developing the Product (as defined below) globally, and (ii) Amgen granted to Novartis and Novartis obtained from Amgen, certain license rights to commercialize the Product outside the United States, Canada and Japan (the “Existing License Agreement”); and
WHEREAS, Amgen wishes to collaborate with Novartis, and Novartis wishes to collaborate with Amgen, in each case with respect to the Commercialization of and Medical Affairs Activities (each as defined below) with respect to the Product in the Field in the United States (each as defined below) in accordance with the terms and conditions hereof; and
WHEREAS, simultaneously herewith, the Parties are amending the Existing License Agreement to include Canada within the Territory and to amend, modify and restate certain terms and conditions of the Existing License Agreement in connection with this Agreement; and
WHEREAS, the Amgen and Novartis are parties to that certain Pharmacovigilance Agreement, which sets forth the operating procedure respecting adverse event reporting and safety information exchange with respect to the Product (the “Safety Agreement”).
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.	DEFINITIONS
Capitalized terms herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Existing License Agreement; provided that any references to “Licensed Product” in any such definition shall, for purposes of this Agreement, mean the Product.
1.1    “[*]” has the meaning set forth in Section [*].
1.2    “Agreement” has the meaning set forth in the Preamble.
1.3    “Alliance Managers” has the meaning set forth in Section 2.7 (Alliance Managers).
1.4    “Amgen” has the meaning set forth in the Preamble.
1.5    “Amgen Assumed Item” has the meaning set forth in Section 9.2.4 (Amgen Secondary Prosecution).

Amgen Ref. No. 2017747574        Page 1

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.6    “Amgen Housemarks” means (i) the corporate logo of Amgen, (ii) the trademark “Amgen”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word “Amgen”, and (iv) any other trademark or service mark associated with goods or services of Amgen or its Affiliates, but excluding the Amgen Product Trademarks, Novartis Product Trademarks, Novartis Housemarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.
1.7    “Amgen Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by Novartis).
1.8    “Amgen Know-How” means, with respect to the Product, Information Controlled by Amgen or its Affiliates (including Amgen Development Data), as of the Effective Date or thereafter during the Term, that is [*] for Novartis to conduct Medical Affairs Activities with respect to or Commercialize the Product in the Field in the United States.
1.9    “Amgen Patents” means, with respect to the Product, those patents and patent applications set forth on the Amgen Patents Schedule, as well as any continuation, divisional, substitution, continuation-in-part, reissue, reexamination, provisional and converted provisional application thereof, as well as any Patent in the United States Controlled by Amgen or its Affiliates on or after the Effective Date (including an interest in a patent or Joint Patent pursuant to Section 9.1 (Ownership and Cooperation)) that (i) would (absent the licenses granted herein) be infringed by the Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Product in the Field in the United States or (ii) would be [*] for the Commercialization of, or the conduct of Medical Affairs Activities with respect to, the Product in the Field in the United States. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.
1.10    “Amgen Patent Schedule” means the schedule of Amgen Patents attached hereto, which may be updated by Amgen from time to time upon reasonable notice to Novartis.
1.11    “Amgen Product Trademarks” means, with respect to the Product, any trademark rights Controlled or adopted by Amgen or its Affiliates on or after the Effective Date for use with the Product in the Field in the United States (not including any Housemarks and not including any such marks to the extent such marks would conflict with any right of any Third Party).
1.12    “Amgen Technology” means (i) the Amgen Know-How and (ii) the Amgen Patents.
1.13    “Amgen Territory” means (i) during the term of the Existing License Agreement, Japan and any other country removed from the Territory (as defined in the Existing License Agreement) in accordance with the terms of the Existing License Agreement, and (ii) from and after the expiration or earlier termination of the Existing License Agreement, worldwide other than the United States.
1.14    “Amgen Territory Patents and Trademarks” has the meaning set forth in Section 9.3.2 (Amgen Territory Patents and Trademarks).
1.15    “[*]” has the meaning set forth in Section [*].

Amgen Ref. No. 2017747574        Page 2

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.16    “Biosimilar Product” means, with respect to the Product in the United States, after Regulatory Approval of the Product in the United States, any other biological product designated for human use which (i) contains the same principal molecular structural features as (but not necessarily all of the same structural features as) the Product, (ii) has a purity, potency and safety profile that has no clinically meaningful difference from the purity, potency and safety profile of the Product, (iii) is approved for use pursuant to a regulatory approval process in the United States that is based on reliance, at least in part, on the Product, whether or not such regulatory approval was based upon data generated by either Party filed with the applicable Governmental Authority in the United States or was obtained using an abbreviated, expedited or other process, and (iv) is sold in the United States by any Third Party.
1.17    “CIA” means a corporate integrity agreement or similar arrangement entered into between a Party and a Governmental Authority in the United States.
1.18    “Claims” has the meaning set forth in Section 13.2 (Indemnification by Novartis).
1.19    “CMC” means, for a given product, the chemistry, manufacturing and controls for such product, as submitted to or specified by the FDA.
1.20    “CMC Core Dossier” has the meaning set forth in Section 6.3 (Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities).
1.21    “Co-Chair” has the meaning set forth in Section 2.3 (US Committee Co-Chairs).
1.22    “Commercial Lead” has the meaning set forth in Section 5.1 (Responsibility for Commercialization).
1.23    “Commercialization Budget” means the budget of Commercialization Costs established by the USCT and approved by the JUSLT, covering all activities contemplated by the applicable Commercialization Plan, as such budget may be updated annually by the JUSLT in connection with updates to such Commercialization Plan. The initial Commercialization Budget for the Product shall be agreed in writing by the Parties on the Effective Date.
1.24    “Commercialization Costs” means all Costs incurred by a Party and its Affiliates during the Term in connection with Commercialization activities hereunder in accordance with the applicable Commercialization Plan and Commercialization Budget, including without limitation, (i) selling expenses, or other direct and indirect costs and expenses associated with marketing of the Product for Commercialization in the Field in the United States, including Sales Force Costs calculated in accordance with Section 8.6.5 (Calculation of Sales Force Costs); (ii) costs for preparing and reproducing Detailing aids, Product promotional materials and other promotional materials, costs of professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after Regulatory Approval for the Product in the United States, but excluding research relating to product naming), healthcare economics studies and other similar activities directly related to the Product; and (iii) the cost of activities related to obtaining market access, reimbursement from payers, costs of sales and marketing data, costs associated with training of the sales representatives incurred in accordance with Section 5.3 (Training), sales meetings, samples, sales call reporting, work on managed care accounts, costs related to customer service and other sales and customer service-related expenses; in each case ((i) through (iii)) to the extent (a) [*] and (b) included in the Commercialization Plan

Amgen Ref. No. 2017747574        Page 3

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

and Commercialization Budget. Such costs may also include actual out-of-pocket costs for outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). Commercialization Costs excludes the Costs of activities that promote a Party’s therapeutic franchise or business as a whole, except to the extent a portion of such Costs is reasonably allocated to the Product in accordance with such Party’s cost accounting policies, as consistently applied across such Party’s entire portfolio and [*].  For the avoidance of doubt, Commercialization Costs shall exclude Medical Affairs Activities Costs.
1.25    “Commercialization Plan” means a strategic and operational commercialization plan for the Product in the Field in the United States (which plan will be updated and approved on a periodic basis but no less than annually by the JUSLT), which sets forth, among other things, (i) a multi-year Commercialization strategy that includes plans for market research, health economics, pricing and reimbursement, value added initiatives, (ii) a multi-year communications strategy that includes plans for public relations, conferences and exhibitions and other external meetings and communications, publications and symposia, internet activities and core brand package, (iii) an operating plan for the implementation of such strategies on an annual basis, including without limitation, information related to product positioning, target customers, core messages to be communicated, share of voice requirements and pricing strategies, all as developed and approved by the JUSLT, (iv) a level of Detailing activity that would be [*] for a product having similar market potential, (v) a Commercialization Budget, and (vi) all other activities to be conducted in connection with the Commercialization of the Product in the Field in the United States. The Commercialization Plan shall be consistent with the Global Brand Plan and shall include the United States Brand Plan.
1.26    “Commercialize” means any and all processes and activities conducted to establish and maintain sales for the Product, including to market, advertise, promote, import, export, offer to sell (including pricing and reimbursement activities), Detail, and/or sell the Product and/or conduct other commercialization activities, and “Commercialization” shall have the correlative meaning with respect to such activities; provided, however, that Commercialize shall exclude Medical Affairs Activities and Development and Manufacturing activities (including Manufacturing activities related to Commercialization).
1.27    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as [*] would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the Manufacture, conduct of Medical Affairs Activities with respect to, and Commercialization of the Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by [*] for a product owned by it or to which it has rights, which product is of similar market and economic potential as the Product, and at a similar stage in its Development or product life as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances, in any event exercising reasonable business judgment.  It is anticipated that the level of effort may change over time, reflecting changes in the status of the aforementioned attributes and potential of the Product.
1.28    “Compliance Executive Officers” means the [*] for Novartis and the [*] for Amgen.

Amgen Ref. No. 2017747574        Page 4

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.29    “Compliance Laws” has the meaning set forth in Section 1.70 (“Material and Program Matter”).
1.30    “Confidential Information” has the meaning set forth in Section 10.1 (Confidentiality; Exceptions).
1.31    “Contract Interest Rate” means [*] percent ([*]%) plus the [*] day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by Law.
1.32    “Control” means, with respect to any Information or intellectual property, that the applicable Party or any of its Affiliates owns or has a license to such Information or intellectual property and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense, or requiring any payment (whether or not then due and payable) unless the other Party agrees in writing to be responsible for its share of such payments hereunder or it is subject to Section 8.7 (Sublicense Payments).
1.33    “Copyright” means all right, title and interest in and to all copyrightable works and any copyright registration or corresponding legal right, other than copyrights included under Trademarks.
1.34    “Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the applicable FTE Rate).
1.35    “Critical Matter” means all decisions made by the JUSLT that, in the reasonable opinion of either Party, are likely to have any of the following impacts: (i) [*] under the Commercialization Plan; or (ii) [*] to a Commercialization Plan or any change to a Commercialization Plan that results in an increase, or decrease, of [*] percent ([*]%) or more to the then-current budgeted amount of Commercialization Costs for any specific Calendar Year under the applicable Commercialization Budget.
1.36    “Detail” means an interactive, one-on-one, face-to-face meeting, in an individual or group practice setting, between one or more healthcare professionals having prescribing authority or who is able to influence prescribing decisions and one Amgen or Novartis (or their respective Affiliates) sales representative during which uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of the Product are discussed in an effort to increase prescribing preferences of the Product for its approved uses. Details will not include (i) activities conducted by medical support staff (such as Medical Liaisons) or (ii) unless the Parties otherwise mutually agree in writing, E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a pharmaceutical product. When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail.
1.37    “Development Lead” has the meaning set forth in Section 4.1 (Responsibility for Development).

Amgen Ref. No. 2017747574        Page 5

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.38    “Effective Date” has the meaning set forth in the Preamble.
1.39    “Executive Officers” means the [*] for Novartis and the [*] for Amgen.
1.40    “Existing License Agreement” has the meaning set forth in the Recitals.
1.41    “[*]” has the meaning set forth in Section [*].
1.42    “Field” means any and all uses for the diagnosis, prevention or treatment of any disease or condition in all indications in humans.
1.43    “First Commercial Sale” means, with respect to the Product, the first sale in the United States to a Third Party of the Product by or under the authority of the Parties or their Affiliates or sublicensees after receipt of Regulatory Approval for the Product in the United States. Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.
1.44    “First Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed before any other product and/or the predominant portion of time is devoted to the Detailing of such pharmaceutical product.
1.45    “First Position Detail Equivalent Basis” has the meaning set forth in Section 8.6.5 (Calculation of Sales Force Costs).
1.46    “Force Majeure” has the meaning set forth in Section 15.7 (Force Majeure).
1.47    “FTE” means a full-time equivalent person (i.e., one fully-dedicated or multiple partially-dedicated employees aggregating to one full-time employee employed or contracted by Amgen or Novartis based upon a total of [*] days or [*] hours per year undertaken in connection with the conduct of Commercialization in accordance with the applicable Commercialization Plan, or other activities, including Medical Affairs Activities, in accordance with the Development Plan). Overtime, and work on weekends, holidays and the like [*] be counted [*] toward the number of hours that are used to calculate the FTE contribution.
1.48    “FTE Rate” means the rates agreed by the Parties in writing as of the Effective Date with respect to each of the functions identified by the Parties in writing as of the Effective Date, each per FTE per year (as of the Effective Date), increasing by [*] percent ([*]%) of the then-current FTE Rate on [*] and each subsequent Calendar Year. The FTE Rate includes costs associated with salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overhead (e.g., facilities, operating supplies, travel and training).
1.49    “Global Brand Plan” means, with respect to the Product, the strategic and high-level tactical, cross-functional Commercialization plan jointly developed by Amgen and Novartis (including through the JSC) for the Product, including the Global Payer Plan and Global Pricing Policy.
1.50    “Global Payer Plan” means, with respect to the Product, the global plan for the Product jointly prepared by Amgen and Novartis (including through the JSC) that sets forth the strategic direction, positioning, value proposition, [*], value evidence generation plan, economic modeling strategy and reimbursement for the Product.

Amgen Ref. No. 2017747574        Page 6

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.51    “Global Pricing Policy” means, with respect to the Product, the global plan for the Product jointly prepared by Amgen and Novartis (including through the JSC) that sets forth, globally and by region, the [*], target population and [*] target for the Product.
1.52    “Governmental Authority” means any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.
1.53    “Housemarks” means the Novartis Housemarks or the Amgen Housemarks, as the case may be.
1.54    “IND” means an Investigational New Drug Application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing of a drug.
1.55    “Indemnified Party” has the meaning set forth in Section 13.4 (Claim for Indemnification).
1.56    “Indemnifying Party” has the meaning set forth in Section 13.4 (Claim for Indemnification).
1.57    “Initial Commercialization Guidance” has the meaning set forth in Section 5.1 (Responsibility for Commercialization).
1.58    “Joint Compliance Contacts” has the meaning set forth in Section 2.2.5 (Joint Compliance Contacts).
1.59    “Joint Patent” means any invention, patent or patent application jointly owned by the Parties pursuant to Section 9.1 (Ownership and Cooperation).
1.60    “Joint Project Team” or “JPT” has the meaning set forth in Section 2.2.6 (Joint Project Teams).
1.61    “Joint US Leadership Team” or “JUSLT” has meaning set forth in Section 2.2.1 (Joint US Leadership Team).
1.62    “JSC” means the Joint Steering Committee under the Existing License Agreement established pursuant to Article 3 (Collaboration Scope and Governance) of the Existing License Agreement.
1.63    “Liability” has the meaning set forth in Section 13.1 (Sharing of Liability Expenses).
1.64    “[*]” has the meaning set forth in Section [*].
1.65    “Losses” has the meaning set forth in Section 13.2 (Indemnification by Novartis).
1.66    “MA” or “Marketing Authorization” means an MAA that has been approved by the applicable Governmental Authority to market the Product in the United States.
1.67    “MAA” means a BLA in the United States.
1.68    “Manager” has the meaning set forth in Section 5.1 (Responsibility for Commercialization).
1.69    “Manufacturing Lead” has the meaning set forth in Section 6.1 (Responsibility for Manufacturing).

Amgen Ref. No. 2017747574        Page 7

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.70    “Material and Program Matters” means those matters specifically relating to (i) the Commercialization activities or Medical Affairs Activities of the Parties with respect to the Product in the United States contemplated by this Agreement and (ii) a Material and Program Matters Item, which matters, in the reasonable opinion of either Party, are likely to impact compliance with (a) statutes, regulations and written directives of Medicare, Medicaid, or any other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)), (b) statutes, regulations, or written directives of the FDA, (c) the Pharmaceutical Researchers and Manufacturers of America (PhRMA) Code or (d) any CIA to which either of the Parties is subject (collectively ((a) through (d)), “Compliance Laws”).
1.71    “Material and Program Matters Items” means those materials and programs matters as agreed by the Parties in writing on the Effective Date. The Parties may add or remove items to the Material and Program Matters Items upon mutual written agreement in order to address changes to any Compliance Laws.
1.72    “Material Safety Issue” means a Party’s good faith belief that, after reviewing applicable safety data and other relevant safety factors, the Product should not [*].
1.73    “Materials Review Process” has the meaning set forth in Section 5.2 (Materials).
1.74    “Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further clinical studies regarding, the Product, as established by the applicable Party’s internal policies and procedures and approved by the JSC, which includes by way of example: (i) activities of Medical Liaisons; (ii) grants to support continuing independent medical education (including independent symposia and congresses); and (iii) development, publication and dissemination of scientific and clinical information in support of an approved indication for the Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via the sales representatives or other external-facing representatives or received by letter, phone call or email or other means of communication agreed by the Parties in writing.
1.75    “Medical Affairs Activities Costs” means Costs incurred by a Party and its Affiliates during the Term and pursuant to this Agreement associated with Medical Affairs Activities in the United States to the extent incurred in accordance with the applicable Development Budget. For the avoidance of doubt, Medical Affairs Activities Costs shall be included in Development Costs.
1.76    “Medical Liaisons” means those health care professionals employed or engaged by a Party with sufficient health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with the Product, and are not sales representatives or otherwise engaged in direct selling or promotion of the Product.
1.77    “Net Sales” means with respect to a given period and the Product, the gross invoiced sales for the Product sold by or on behalf of Amgen or any of its Affiliates or sublicensees hereunder in the United States for use in the United States to Third Parties other than sublicensees in bona fide, arms-length transactions, less the following charges or expenses as recorded on an accrual basis, as determined in accordance with Amgen’s Accounting Standards as consistently applied:
(i)    normal trade and cash discounts allowed and taken by the Third Party;

Amgen Ref. No. 2017747574        Page 8

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

(ii)    amounts repaid or credited by reasons of defects, rejections, Recalls or returns;
(iii)    rebates and chargebacks to customers and managed healthcare organizations, federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers and similar Third Parties (including, without limitation, [*]);
(iv)    any amounts recorded in gross revenue associated with goods provided to customers for free;
(v)    amounts provided or credited to customers through coupons and other discount programs;
(vi)    delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;
(vii)    fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information);
(viii)    sales taxes (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and [*] imposed upon the sale of the Product to Third Parties; and
(ix) following such deductions in (i) through (viii) above, less a deduction of [*] percent ([*]%) for direct expenses related to the sales of the Product, distribution and warehousing expenses, and uncollectible amounts on previously sold products.
In addition, (a) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Amgen and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales; (b) if the Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Amgen’s Accounting Standards are met; and (c) in the event that the Product is sold in the United States together with one or more other therapeutically active ingredients or therapies not constituting the Product for a single price (regardless of their packaging) (a “Combination Product”), the Product shall be deemed to be sold in the United States for an amount equal to the product of (i) the price at which the Combination Product was sold in the United States and (ii) the fraction A/(A+B), where A is the weighted (by sales volume) average sale price in the United States during the applicable reporting period of the Product when sold alone, and B is the weighted average sale price (by sales volume) in the United States during the applicable reporting period of each other therapeutically active ingredient or therapy included in the Combination Product when sold alone. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages of the Product or other therapeutically active ingredients or therapies than those that are included in the Combination Product, then Amgen shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Product or other therapeutically active ingredients or therapies, the calculation of Net Sales for Combination Products will

Amgen Ref. No. 2017747574        Page 9

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

be agreed by the Parties based on the relative fair market value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).
Any disposal of Product at no charge for, or use of the Product without charge in, clinical or preclinical trials shall not be included in Net Sales.
1.78    “Non-Promotional Materials” means all written materials relating to the Product or Product indication under development, including technology related thereto, that are not considered Promotional Materials and are intended for use with an external audience to appropriately inform through scientific exchange the public or healthcare community regarding the Product or an indication under development therefor or disease awareness materials relating to the applicable therapeutic area in the Field. Such materials include scientific congress booth materials, media communications, Medical Affairs Activities materials and similar documents, but exclude materials described in Section 10.4 (Terms and Conditions Confidential) hereof and Section 11.6 (Publications and Presentations) of the Existing License Agreement.
1.79    “Non-Specialty Targets” means those physicians and nurse practitioners, other than Specialty Targets, that are reasonably expected to treat patients for migraine headaches or other approved indications of the Product and are mutually approved by the Parties on a periodic basis, no less than annually, for Detailing the Product, which list may include: (i) primary care physicians and nurse practitioners and (ii) physicians and nurse practitioners practicing in the area of [*].
1.80    “Novartis” has the meaning set forth in the Preamble.
1.81    “Novartis Assumed Item” has the meaning set forth in Section 9.2.2 (Novartis Secondary Prosecution).
1.82    “Novartis Group” has the meaning set forth in Section 11.2.3.
1.83    “Novartis Housemarks” means (i) the corporate logo of Novartis, (ii) the trademark “Novartis”, (iii) any other trademark, trade name or service mark (whether registered or unregistered) containing the word “Novartis”, and (iv) any other trademark or service mark associated with goods or services of Novartis or its Affiliates, but excluding the Novartis Product Trademarks, Amgen Product Trademarks, Amgen Housemarks and trademarks, trade names or service marks associated with goods or services outside the scope of this Agreement; and all intellectual property rights residing in any of the foregoing.
1.84    “Novartis Indemnitees” has the meaning set forth in Section 13.3 (Indemnification by Amgen).
1.85    “Novartis Know-How” means, with respect to the Product, Information Controlled, as of the Effective Date or thereafter during the Term, by Novartis or its Affiliates (including Novartis Development Data) that is a Novartis Improvement or is [*] for Amgen to conduct Medical Affairs Activities with respect to or Commercialize the Product within the United States in the Field or Manufacture the Product within or outside the United States in the Field.
1.86    “Novartis Patents” means, with respect to the Product, Patents Controlled by Novartis or its Affiliates on or after the Effective Date (including an interest in a patent or Joint Patent pursuant to Section 9.1 (Ownership and Cooperation)) that Cover the Product or a Novartis Improvement that (i) would (absent the licenses granted herein) be infringed by the conduct of Medical Affairs Activities with respect to, Manufacture or Commercialization of the Product in the

Amgen Ref. No. 2017747574        Page 10

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Field or (ii) would be [*] for the conduct of Medical Affairs Activities with respect to or Commercialization of the Product within the United States in the Field or Manufacture the Product within or outside the United States in the Field. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.
1.87    “Novartis Technology” means (i) the Novartis Know-How and (ii) the Novartis Patents.
1.88    “Novartis Product Trademarks” means, with respect to the Product, any trademark rights Controlled by Novartis or its Affiliates and designated by the Parties for use with the Product in the Field in the United States (not including any Housemarks and not including any such marks to the extent such marks would conflict with any right of any Third Party).
1.89    “Obligations” has the meaning set forth in Section 11.2.3.
1.90    “Other Costs” means (i) Costs incurred by a Party and its Affiliates in the prosecution and maintenance of Patents and Trademarks pursuant to Section 9.2 (Prosecution and Maintenance); (ii) Costs incurred by a Party and its Affiliates in the defense and settlement of infringement and other suits pursuant to Section 9.3 (Defense and Settlement of Third Party Claims); (iii) Costs incurred by a Party and its Affiliates in enforcing Patents and Trademarks pursuant to Sections 9.4.2 (Amgen Primary Enforcement), 9.4.3 (Novartis Secondary Enforcement), 9.4.4 (Novartis Primary Enforcement and 9.4.5 (Amgen Secondary Enforcement); (iv) subject to Section 8.7 (Sublicense Payments), Third Party license fees, milestones, royalties or other payments owed with respect to the Product (or its components, including devices) in the United States or uses thereof (or its components, including devices), on intellectual property (other than [*]) related to the Product (or its components, including devices) that is licensed by either Party after the Effective Date; (v) subject to Sections [*] and 8.7 (Sublicense Payments), Third Party license fees, milestones, royalties or other payments owed with respect to [*] of the Product for the United States that is licensed by either Party after the Effective Date, including with respect to [*]; and (vi) Costs incurred by the Parties pursuant to Section 13.1 (Sharing of Liability Expenses).
1.91    “Party” or “Parties” has the meaning set forth in the Preamble.
1.92    “Party Representatives” has the meaning set forth in Section 11.5.2.
1.93     “Product” means (i) Amgen’s proprietary monoclonal antibody against calcitonin gene-related peptide (CGRP) receptor, known as AMG 334 or erenumab or (ii) [*].
1.94    “Program Costs” means, with respect to the Product in the United States for any Calendar Quarter, the following expenses that are incurred by a Party and any of its Affiliates: (i) Commercialization Costs; and (ii) Other Costs; provided that, in clause (i) above such costs shall be included within “Program Costs” for the Product only to the extent consistent with the applicable Commercialization Plan.  The components of Program Costs shall be calculated in accordance with the applicable definition thereof and the applicable terms of this Agreement.  Development Costs (including Medical Affairs Activities Costs) are not included in Program Costs and vice versa.  If any cost or expense is directly attributable or reasonably allocable to more than one activity, such cost or expense shall only be counted as Program Costs with respect to one of those activities.

Amgen Ref. No. 2017747574        Page 11

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.95    “Promotional Materials” has the meaning set forth in Section 5.2 (Materials).
1.96    “RACI Documents” means, with respect to the Product, the document jointly developed and agreed in writing by the Parties on the Effective Date setting forth certain operational responsibilities of each Party with respect to Commercialization, Medical Affairs Activities and other Product-related activities in the United States.
1.97    “Recoveries” means all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party in connection with the final judgment, award or settlement of any enforcement with respect to any Amgen Technology, Amgen Product Trademark, Novartis Technology, Novartis Product Trademark, Joint Patent, Copyrights pertaining to Promotional Materials, Non-Promotional Materials or training materials for the Product, or Amgen Housemarks and Novartis Housemarks jointly used by the Parties, each of the foregoing with respect to the Product in the Field in the United States.
1.98    “Regulatory Lead” has the meaning set forth in Section 4.2.1 (Regulatory Responsibility, Communications and Filings).
1.99    “Safety Agreement” has the meaning set forth in the Recitals.
1.100    “Sales Force Costs” means the allocable share of each Party’s or any of its Affiliates’ or contractors’ sales force costs for sales representatives that Detail the Product in the Field in the United States in accordance with this Agreement, calculated in accordance with Section 8.6.5 (Calculation of Sales Force Costs); provided, that a Party’s contract sales force costs shall (i) be such Party’s actual pass-through cost and (ii) in no event exceed amounts equal to the Sales Force FTE Costs calculated in accordance with Section 8.6.5 (Calculation of Sales Force Costs) (i.e., contract sales force costs shall in no event exceed the costs associated with a Party’s internal sales force).
1.101    “Sales Force FTE” means a full-time equivalent sales representative (i.e., one fully-dedicated or multiple partially-dedicated sales representatives aggregating to one full-time sales representative employed or contracted by Amgen or Novartis based upon a total of [*] days per Calendar Year and [*] Details per day undertaken in connection with the conduct of Details in accordance with the applicable Commercialization Plan. Overtime, and work on weekends, holidays and the like [*] be counted [*] toward the number of hours that are used to calculate the Sales Force FTE contribution.
1.102    “Sales Force FTE Rate” means the applicable rate agreed by the Parties in writing as of the Effective Date with respect to each Party’s sales representatives, per Sales Force FTE per year (as of the Effective Date), increasing by [*] percent ([*]%) of the then-current Sales Force FTE Rate on [*] and each subsequent Calendar Year. The Sales Force FTE Rate includes costs associated with salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overhead (e.g., facilities, operating supplies, travel and training).
1.103    “Sales Milestone” has the meaning set forth in Section 8.2.2.
1.104    “Sales Milestone Threshold” has the meaning set forth in Section 8.2.2.
1.105    “Second Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the second position (i.e., no more than one (1) other product is presented to

Amgen Ref. No. 2017747574        Page 12

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

or discussed with the healthcare professional before the Product) and/or the second most predominant portion of time is devoted to the Detailing of such pharmaceutical product.
1.106    “Shared Liability Losses” has the meaning set forth in Section 13.1 (Sharing of Liability Expense).
1.107    “Specialty Targets” means (i) [*] and (ii) physicians and nurse practitioners practicing in the area of [*], that (in the case of (i) and (ii)) are mutually approved by the Parties on a periodic basis, no less than annually, for Detailing the Product.
1.108    “[*]” means the [*] set forth on the [*] Schedule.
1.109    “[*]” has the meaning set forth in Section [*].
1.110    “Targets” means Non-Specialty Targets and/or Specialty Targets, as the context admits.
1.111    “Technology” means Information and Patents.
1.112    “Term” means the period beginning on the Effective Date and continuing for as long as the Product is Commercialized by one or both Parties in the Field in the United States, unless otherwise terminated pursuant to Article 14 (Term and Termination).
1.113    “Termination Date” has the meaning set forth in Section 14.3.3.1 (Additional Termination Effects).
1.114    “Third Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the third position (i.e., no more than two (2) other products are presented to or discussed with the healthcare professional before the Product) and/or the third most predominant portion of time is devoted to the Detailing of such pharmaceutical product.
1.115    “Transition Period” has the meaning set forth in Section 14.5 (Transition Period).
1.116    “United States” or “U.S.” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).
1.117    “United States Brand Plan” means, with respect to the Product, the United States-specific strategic and high-level tactical, cross-functional Commercialization plan jointly developed by Novartis and Amgen (including through the JUSLT) for the Product in the United States, including the United States Payer Plan and the United States Pricing Policy.
1.118    “United States Novartis Patents and Trademarks” has the meaning set forth in Section 9.2.3 (Novartis Primary Prosecution).
1.119    “United States Patents and Trademarks” has the meaning set forth in Section 9.2.1 (Amgen Primary Prosecution).
1.120    “United States Payer Plan” means, with respect to the Product, the United States-specific plan for the Product jointly prepared by Novartis and Amgen (including through the JUSLT) that sets forth the strategic direction, positioning, value proposition, pricing strategy, value evidence generation plan, economic modeling strategy and reimbursement for the Product in the United States.

Amgen Ref. No. 2017747574        Page 13

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

1.121    “United States Pricing Policy” means, with respect to the Product, the United States-specific plan for the Product jointly prepared by Amgen and Novartis (including through the JUSLT) that sets forth the proposed price range, rebates and discounts range, target population and reimbursement target for the Product in the United States.
1.122    “United States Senior Officers” means the [*] for Novartis and the [*] for Amgen.
1.123    “US Biosimilar Entry Date” has the meaning set forth in Section 8.3.2 (Royalty Reduction for Biosimilar Competition).
1.124    “US Collaboration” has the meaning set forth in Section 2.1 (Conduct of the Collaboration).
1.125    “US Collaboration Team” or “USCT” has the meaning set forth in Section 2.2.2 (US Collaboration Team).
1.126    “US Committee” has the meaning set forth in Section 2.2.3.
1.127     “US Medical Affairs JPT” means the Joint Project Team established by the JSC pursuant to the Existing License Agreement to oversee Development activities, Medical Affairs Activities and publications, in each case to the extent relating solely to the United States.

2.	COLLABORATION SCOPE AND GOVERNANCE
2.1    Conduct of the Collaboration. The Parties shall cooperate to conduct Medical Affairs Activities with respect to the Product in the Field in the United States, and Commercialize the Product in the Field in the United States, in each case in accordance with the terms and conditions of this Agreement (the “US Collaboration”).
2.2    US Committees and Teams.
2.2.1    Joint US Leadership Team. Promptly but not later than thirty (30) days following the Effective Date, the Parties shall establish a cross-functional Joint US Leadership Team (the “Joint US Leadership Team” or “JUSLT”) to, upon such formation, (i) review and approve plans and strategies for, and the conduct and progress of, activities by each Party relating to Commercialization in the United States with respect to the Product, including the applicable Commercialization Plan and RACI Documents, and facilitate coordination of such activities with Medical Affairs Activities with respect to the Product in the United States; (ii) monitor the Parties’ activities under this Agreement pursuant to the applicable Commercialization Plan, United States Brand Plan, Commercialization Budget and RACI Documents; (iii) review and annually approve the applicable Commercialization Budget no later than [*] of each Calendar Year; (iv) approve the draft supply forecast for the Product in the United States; (v) review sales forecasts for the Product in the United States; (vi) review any anticipated disruption to supply of the Product in the United States; (vii) direct and oversee any JPT, sub-committee and collaboration team established by the JUSLT, on all significant issues that fall within the responsibilities of such JPTs, sub-committees and collaboration team; (viii) update the RACI Documents no later than [*] of each Calendar Year commencing in Calendar Year [*] (i.e., for Calendar Year [*]); (ix) attempt to resolve issues presented to it by, and disputes within, the USCT, the JPTs, sub-committees and collaboration team in accordance with Section 2.5 (Decision Making); and (x) make such determinations as are expressly delegated to it under the terms of this Agreement. In accordance with Section 2.4 (US Committee Meetings), each Party shall keep the Joint US Leadership Team informed of the progress

Amgen Ref. No. 2017747574        Page 14

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

and results of its activities under the Commercialization Plan, United States Brand Plan and RACI Documents through its members on the Joint US Leadership Team and as otherwise provided herein.
2.2.2    US Collaboration Team. Promptly but not later than thirty (30) days following the Effective Date, the Parties shall also establish a US Collaboration Team (the “US Collaboration Team” or “USCT”) to have primary responsibility for Commercialization matters in the United States. These responsibilities shall include (i) preparing the Commercialization Plan, Commercialization Budget and annual (or any other) updates thereto; (ii) overseeing particular Commercialization projects and activities with respect to the Product in the United States and facilitating coordination of such projects and activities with particular Medical Affairs Activities projects and activities with respect to the Product in the United States, (iii) preparing a draft supply forecast for the Product for the United States; (iv) preparing annually a [*] year sales forecast for the Product for the United States; (v) discussing any anticipated disruption to supply of the Product in the United States; and (vi) recommending to the JUSLT (a) the appropriate allocation of Commercialization activities in the United States to Novartis or Amgen on an activity-specific basis and (b) whether operational responsibility for any such activity should be transferred from Novartis to Amgen or vice versa.
2.2.3    Each of the Joint US Leadership Team and the US Collaboration Team (each a “US Committee”) will have solely the roles and responsibilities assigned to it in this Article 2 (Collaboration Scope and Governance) and as otherwise expressly set forth in this Agreement. Neither the US Committees nor a Party exercising its final decision making authority pursuant to Section 2.5 (Decision Making) will have authority to amend, modify or waive compliance with this Agreement, to make decisions that conflict with the terms and conditions of this Agreement, or to create new financial or other obligations for a Party not specified in this Agreement.
2.2.4    Each US Committee shall be comprised of an equal number of representatives from each of Amgen and Novartis. The number of such representatives shall be, with respect to each US Committee, up to [*] for each of Amgen and Novartis, or such other number as the Parties may agree in writing; provided that no representative, other than a representative in the medical affairs function, shall be permitted to serve on (i) both the JUSLT and the USCT, or (ii) either of the JUSLT or the USCT and any Committee (as defined in the Existing License Agreement) established under the Existing License Agreement. Each US Committee shall be composed of members of relevant functional specialties and expertise. The members of each US Committee shall have the appropriate level of seniority, decision-making authority and expertise commensurate with the responsibilities of the US Committee to which they are appointed. The Alliance Managers appointed by Amgen and Novartis pursuant to Section 2.7 (Alliance Managers) are ex officio members of the JUSLT and the USCT. Either Party may replace its respective US Committee representatives at any time upon prior written notice to the other Party. In the event a US Committee member from either Party is unable to attend or participate in a US Committee meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion, the identity of whom shall be communicated in advance to the other Party, in which case no specific notice shall be required. In the event both the US Committee member and its substitute representative are unable to attend or participate in a US Committee meeting, the Party who designated such representatives may designate an ad hoc representative for the meeting in its sole discretion, with prior notice to the US Committee.

Amgen Ref. No. 2017747574        Page 15

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

2.2.5    Joint Compliance Contacts. Promptly but not later than thirty (30) days following the Effective Date, the Parties shall each identify one representative to manage Material and Program Matters in connection with this Agreement (the “Joint Compliance Contacts”). The Joint Compliance Contacts shall be responsible for ensuring that the Commercialization and Medical Affairs Activities of the Parties with respect to the Product in the United States contemplated by this Agreement occur in accordance with each Party’s healthcare compliance policies and any CIA to which either of the Parties is subject. In the event either Party becomes party to a new CIA after the Effective Date, the Parties will discuss in good faith the implications of such new CIA. The Parties shall instruct the Joint Compliance Contacts to work with the appropriate personnel of each Party to accomplish the goals set forth in this Section 2.2.5 (Joint Compliance Contacts). The review of any matter referred to the Joint Compliance Contacts in accordance with this Agreement shall be conducted with the goal of resolving, or creating a solution for, any issue presented to the Joint Compliance Contacts arising from the Commercialization and Medical Affairs Activities of the Parties with respect to the Product in the United States, taking into account each Party’s healthcare compliance policies, any CIA to which either of the Parties is subject, and any guidance received by the Parties during the proposal process in respect of the matter which presented the issue referred to the Joint Compliance Contacts for review. If, after [*] Business Days following referral of the matter to the Joint Compliance Contacts, the Joint Compliance Contact of either Party believes that the Joint Compliance Contacts have reached an irreconcilable impasse despite following the escalation procedures set forth in the Materials Review Process (to the extent applicable) and cannot agree to a common approach, the Joint Compliance Contact of either Party may escalate the issue to the Compliance Executive Officers for review; provided that if, in the good faith determination of the Joint Compliance Contact of either Party, resolution of such Material and Program Matter requires [*] pursuant to applicable Law (e.g., upon an Governmental Authority request to withdraw a Promotional Material), the Joint Compliance Contact of such Party will have the right to immediately escalate the issue to the Compliance Executive Officers for review. All such Material and Program Matters so escalated to the Compliance Executive Officers shall [*].
2.2.6    Joint Project Teams. From time to time, the Joint US Leadership Team or the Parties may establish permanent or ad hoc cross-functional or function-specific joint project teams to undertake initiatives or analyses and such joint project teams will be constituted as the Joint US Leadership Team approves (each, a “Joint Project Team” or “JPT”). If any JPT is unable to reach a decision on any matter after endeavoring in good faith to do so, such matter shall be referred to the Joint US Leadership Team for resolution as provided in Section 2.5 (Decision Making).
2.2.7    Other Sub-Committees and Teams. The Parties may also establish other committees, sub-committees or collaboration teams as the Parties deem appropriate.
2.3    US Committee Co-Chairs. Each Party shall appoint one of its members in each US Committee to co-chair such US Committee’s meetings (each, a “Co-Chair”). The Co-Chairs shall (i) ensure the orderly conduct of the US Committee’s meetings; (ii) attend each US Committee meeting (either in person, by videoconference or telephonically); and (iii) ensure the preparation and issuance of written minutes of each meeting within [*] Business Days thereafter accurately reflecting the discussions and decisions of such meeting. Unless otherwise agreed, the US Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that the US Committee is able to effectuate all of its decisions within the scope of its responsibilities. In the event the Co-Chair from either Party is unable to attend or participate in

Amgen Ref. No. 2017747574        Page 16

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

a US Committee meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole discretion.
2.4    US Committee Meetings. Each of the Joint US Leadership Team and the US Collaboration Team shall meet [*], or more or less often as otherwise mutually agreed by the Parties, but in no event less than [*] and such meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs of such US Committee. As appropriate, and provided that not less than two (2) Business Days’ prior written notice has been given to the other Party, other employees of the Parties may attend US Committee meetings as observers, but a Party shall not bring a Third Party to a meeting without the other Party’s prior consent. Either Party may also call for special meetings of the US Committee (in person, by videoconference or teleconference) with reasonable prior written notice (it being agreed that at least ten (10) Business Days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of such US Committee. Each Co-Chair shall ensure that its US Committee members receive adequate notice of such meetings. Each US Committee shall have a secretary who may be an ex officio member of that US Committee and shall prepare minutes for meetings he or she attends. The Co-Chairs of each US Committee shall alternate responsibility for naming the secretary at each meeting of such US Committee.
2.5    Decision Making. Other than as set forth herein, in order to make any decision required of it hereunder, each US Committee must have present (in person, by videoconference or telephonically) at least the Co-Chair of each Party (or his/her designee for such meeting). The Parties will endeavor to make decisions where required of the JUSLT and USCT by mutual agreement of the Co-Chairs. If the USCT is unable to reach a decision on any matter after endeavoring in good faith to do so, the USCT Co-Chair of either Party may cause such dispute to be referred to (i) the Joint Compliance Contacts for resolution pursuant to Section 2.2.5 (Joint Compliance Contacts), if a Material and Program Matter, (ii) the US Medical Affairs JPT for resolution, if a Medical Affairs Activity matter or (iii) the JUSLT for resolution, if any matter other than a Material and Program Matter or Medical Affairs Activity matter. If a dispute (originating at either the USCT or the JUSLT) arises on a Critical Matter which cannot be resolved within the JUSLT within [*] Business Days following referral to the JUSLT, the Co-Chair of either Party may cause such dispute to be referred to the Alliance Managers for escalation to the JSC for Critical Matters that are strategic or scientific issues, or to the United States Senior Officers for all other Critical Matters (including budget or resource allocation issues). If such Critical Matter cannot be resolved between the United States Senior Officers within [*] Business Days following referral to the United States Senior Officers, either United States Senior Officer may cause such dispute to be referred to the Alliance Managers for escalation to the Executive Officers. All such Critical Matters so escalated to the Executive Officers [*]. Within the Joint US Leadership Team, disputes (originating at either the USCT or the JUSLT) regarding any matters that are not Critical Matters shall be resolved as follows:
2.5.1    the Co-Chair of the Manufacturing Lead at the JUSLT shall have the deciding vote with respect to all Manufacturing matters for the Product; and
2.5.2    the Co-Chair of the Commercial Lead for the Product at the JUSLT shall have the deciding vote with respect to all Commercialization matters for the Product in the United States, including any amendments to the Commercialization Plan or Commercialization Budget relating to the Product in the United States; provided that [*].

Amgen Ref. No. 2017747574        Page 17

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

For clarity, all Development, regulatory and Medical Affairs Activities matters will be discussed and resolved at the JSC pursuant to Section 3.5 (Decision Making) of the Existing License Agreement, taking into account recommendations of the US Medical Affairs JPT and the JUSLT.
2.6    Interactions between the Joint US Leadership Team, US Collaboration Team, Joint Project Teams, Sub-Committees and Collaboration Teams. The Parties recognize that while they will establish the Joint US Leadership Team, US Collaboration Team, Joint Project Teams, sub-committees and collaboration teams for the purposes hereof, each Party maintains internal structures (including its own committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. The Parties shall establish procedures to facilitate communications between the Joint US Leadership Team, US Collaboration Team, Joint Project Teams, sub-committees and collaboration teams hereunder and the relevant internal committees, teams or boards within each Party in order to maximize the efficiency of the Parties’ activities pursuant to this Agreement.
2.7    Alliance Managers. Promptly but not later than thirty (30) days following the Effective Date, each of Amgen and Novartis shall appoint one or more senior representatives who possess a general understanding of Development, regulatory, Manufacturing, Medical Affairs Activities and Commercialization matters to act as its respective alliance manager(s) for the US Collaboration (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager(s) at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the JUSLT, USCT, Joint Project Teams, sub-committees and collaboration teams. Consistent with the Commercialization Plan and Section 2.5 (Decision Making), each Alliance Manager, on behalf of the applicable Party’s Co-Chair of the JUSLT and on behalf of the United States Senior Officers and Executive Officers, will also be responsible for:

2.7.1	providing a single point of communication for seeking consensus both within the respective Party’s organization and together with the other Party regarding key strategy and plan issues; and

2.7.2	identifying and raising disputes to the JSC, JUSLT, United States Senior Officers or Executive Officers for discussion in a timely manner.
During the term of the Existing License Agreement, the Alliance Managers appointed under the Existing License Agreement shall also serve as the Alliance Managers under this Agreement. The Alliance Managers shall be entitled to attend all JUSLT and USCT meetings, and shall have the right to attend all JPT, sub-committee and collaboration team meetings. Consistent with Section 2.5 (Decision Making), each Alliance Manager may bring any matter to the attention of the JSC, JUSLT, United States Senior Officers or the Joint Compliance Contacts, where such Alliance Manager reasonably believes that such matter requires attention of the JSC, JUSLT, United States Senior Officers, Executive Officers or the Joint Compliance Contacts.
[*]
2.8    Cost Overruns. With respect to the Product, each Party, through the JUSLT, shall promptly notify the other Party upon becoming aware that its Program Costs to be incurred in

Amgen Ref. No. 2017747574        Page 18

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

performing the applicable Commercialization Plan for a Calendar Year will be in excess of the amounts budgeted to be incurred by or on behalf of such Party for its Commercialization activities in the applicable budget. If the applicable Program Costs incurred by a Party for performing the applicable Commercialization Plan for a Calendar Year exceed the amounts budgeted to be incurred by or on behalf of such Party for its Commercialization activities in the applicable budget, the other Party shall reimburse the performing Party for the applicable percentage set forth above of such excess; provided that in no event shall either Party be responsible for reimbursement for such excesses to the extent the Program Costs of the other Party in performing the Commercialization Plan for a Calendar Year exceed the amounts budgeted to be incurred by or on behalf of such other Party for its Commercialization activities in the applicable budget by more than [*] percent ([*]%); provided that a Party shall be responsible for reimbursement for such excesses to the extent the applicable Program Costs are attributable to (i) a change in applicable Law; (ii) a Force Majeure event; or (iii) a mutually agreed amendment to the applicable Commercialization Plan.
2.9    Commercialization Budget Deadlocks. In the event that the JUSLT is unable to approve a Commercialization Budget for a Calendar Year prior to the start of such Calendar Year, then, until approval of such budget by the JUSLT, (i) the Commercialization Budget most recently approved by the JUSLT for such Calendar Year (or if not JUSLT approved, the initial apportioned amount for such Calendar Year in the initial Commercialization Budget) shall apply and (ii) if not approved by the JUSLT and no apportioned amount for such Calendar Year is included in such applicable budget, then the apportionment for the prior Calendar Year shall apply.
2.10    Amgen Territory. Unless expressly set forth in this Agreement or the Existing License Agreement otherwise, Amgen shall have the sole decision-making authority with regard to Development, regulatory, Medical Affairs Activities, Manufacturing and Commercialization of the Product in the Amgen Territory. Unless expressly permitted in this Agreement or the Existing License Agreement, Novartis and its Affiliates shall not Develop or Commercialize or conduct Medical Affairs Activities with respect to the Product in any country in the Amgen Territory.

3.	GRANT OF LICENSE
3.1    Amgen Technology. Amgen hereby grants to Novartis, during the Term, effective as of the Effective Date, [*] license (i.e., [*]) under the Amgen Technology and Amgen’s interest in the Joint Patents to conduct Medical Affairs Activities with respect to and Commercialize the Product in the Field in the United States, in each case to the extent [*] to perform its obligations and exercise its rights in accordance with the terms of this Agreement. Such license shall include the right to sublicense only as set forth in Section 3.3 (Sublicensing).
3.2    Novartis Technology. Novartis hereby grants to Amgen, effective as of the Effective Date, [*], perpetual license (i.e., [*]), under the Novartis Technology and Novartis’ interest in the Joint Patents to sell, import, conduct Medical Affairs Activities with respect to, and otherwise Commercialize the Product in the Field in the United States and to Manufacture the Product inside or outside of the United States. Such license shall include the right to sublicense only as set forth in Section 3.3 (Sublicensing).
3.3    Sublicensing. Each Party shall have the right to sublicense the rights granted to it hereunder solely to permitted (pursuant to Section 7.4 (Use of Affiliates and Third Party Contractors)) contractors, agents or other Third Parties performing activities under this Agreement

Amgen Ref. No. 2017747574        Page 19

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

on behalf of such Party or its Affiliates, subject to the terms and conditions of this Section 3.3 (Sublicensing). Each Party shall have the right to sublicense the rights granted it hereunder (i) as mutually agreed by the Parties; and (ii) to subcontractors in the ordinary course of business consistent with the Commercialization Plan, provided that [*]. Amgen shall also have the right to sublicense the rights granted to it hereunder to those parties to which Amgen (or its Affiliate or licensee) is also granting licenses to Amgen patents or know-how relating to the Product or the use thereof (other than a global sublicense of all rights to Develop the Product). The Party granting the sublicense hereunder will remain responsible for the full and complete performance of all of such Party’s obligations and duties under this Agreement and compliance of any such Third Party and sublicense with the terms of this Agreement. Each Party shall promptly notify the other Party of the grant of each sublicense (other than a sublicense relating to Manufacturing). Any such sublicense agreement shall obligate the sublicensee to comply with all relevant restrictions, limitations and obligations in this Agreement including those relating to confidentiality of the other Party’s Confidential Information. Each Party shall provide the other Party a copy of each final executed sublicense agreement (other than a sublicense to a contractor), redacted for information not pertinent to this Agreement. Any use by a Party of a Third Party (including contractors) to perform obligations under this Agreement shall be pursuant to a written agreement that is materially as protective of the other Party and its intellectual property and proprietary rights as the terms of this Agreement.
3.4    Provision of Know-How. Following the Effective Date, the Parties shall cooperate to establish procedures for the provision of the Amgen Know-How relating to the Product to Novartis and Novartis Know-How relating to the Product to Amgen, in each case to the extent [*] for such Party to exercise its rights and perform its obligations in accordance with this Agreement. From and after the Effective Date, during the Term, Amgen shall use [*] to provide all Amgen Know-How related to the Product to Novartis, and Novartis shall [*] to provide all Novartis Know-How related to the Product to Amgen, in each case to the extent [*] to exercise its rights and perform its obligations in accordance with this Agreement. In any event, following the Effective Date, each of the Parties shall provide to the other any Amgen Know-How or Novartis Know-How related to the Product (respectively) as the other Party shall reasonably request; provided that a Party shall not be obligated to disclose any Amgen Know-How or Novartis Know-How, as the case may be, that is (i) proprietary or trade secret with respect to such Party and (ii) not [*] for the other Party to exercise its rights and perform its obligations in accordance with this Agreement. Unless otherwise agreed by the Parties, information shared under this Section 3.4 (Provision of Know-How) shall be disclosed in the English language.
3.5    Trademarks.
3.5.1    Grant to Amgen. Novartis hereby grants to Amgen, effective as of the Effective Date (without any further action by either Party), [*], royalty-free right and license during the Term, subject to the terms and conditions hereof, solely to sell, import, conduct Medical Affairs Activities with respect to, and otherwise Commercialize the Product in the Field in the United States under Novartis Product Trademarks designated by the Parties for use with the Product in accordance with the Commercialization Plan and this Agreement. Novartis hereby grants to Amgen [*], royalty-free license to use the Novartis Housemarks solely as set forth in the Promotional Materials, Non-Promotional Materials and other materials provided to it by Novartis, and solely to sell, import, conduct Medical Affairs Activities with respect to, and otherwise Commercialize the Product in the

Amgen Ref. No. 2017747574        Page 20

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Field in the United States in accordance with the Commercialization Plan and this Agreement. Such licenses shall include the right to sublicense only as set forth in Section 3.3 (Sublicensing).
3.5.2    Grant to Novartis. Amgen hereby grants to Novartis, effective as of the Effective Date (without any further action by either Party), [*], royalty-free right and license during the Term, subject to the terms and conditions hereof, solely to conduct Medical Affairs Activities with respect to and Commercialize the Product in the Field in the United States under Amgen Product Trademarks designated by Amgen for use with the Product in accordance with the Commercialization Plan and this Agreement. Amgen hereby grants to Novartis [*], royalty-free license to use the Amgen Housemarks solely as set forth in the Promotional Materials, Non-Promotional Materials and other materials provided to it by Amgen, and solely to sell, import, conduct Medical Affairs Activities with respect to and otherwise Commercialize the Product in the Field in the United States in accordance with the Commercialization Plan and this Agreement. Such licenses shall include the right to sublicense only as set forth in Section 3.3 (Sublicensing).
3.5.3    Trademark and Housemark Quality Standards. Each Party shall (i) maintain such reasonable quality standards for the Trademarks and Housemarks of the other Party as it maintains for its own Trademarks and Housemarks of a similar nature and shall comply with the other Party’s reasonable specifications and usage standards supplied to it in writing (and as may be updated by written notice from time to time); (ii) not use any Trademark or Housemark of the other Party in a manner that suggests any connection with any product or service, other than use associated with the Product or any service associated with the Product (including use associated with the Product or service associated with the Product that may also include another product or a product promoted together with the Product); and (iii) not use or display the Trademarks or Housemarks of the other Party in any manner that might dilute, tarnish, disparage or reflect adversely on the other Party or such marks. Prior to using any Trademark or Housemark of the other Party, the Party that owns such Trademark or Housemark shall provide to the other Party a guideline for use of such Trademark or Housemark, including the review procedure and timing. From time to time, upon request by the Party that owns such Trademark or Housemark, the other Party shall provide copies of the usage of such Trademark or Housemark used in the marketing or promotion of the Product in order to review such usage. Unless otherwise stated hereinafter, each Party agrees that it shall not seek to register or obtain ownership rights in any Novartis Product Trademark or any Novartis Housemark (in the case of Amgen) or any Amgen Product Trademark or any Amgen Housemark (in the case of Novartis) (or confusingly similar trademark) as a Trademark anywhere in the United States.
3.5.4    Domain Names. Novartis shall be [*] entitled to register, own and use any Domain Names corresponding to or containing a Novartis Product Trademark or Novartis Housemark in any generic Top Level Domains (gTLDs), including the new and to be introduced gTLDs, and in any country code Top Level Domains (ccTLDs). Novartis shall own all goodwill associated with all Domain Names corresponding to or containing a Novartis Product Trademark or Novartis Housemark throughout the world. Amgen shall be [*] entitled to register, own and use any Domain Names corresponding to a nonproprietary name of the Product or containing an Amgen Product Trademark or Amgen Housemark in any generic Top Level Domains (gTLDs), including the new and to be introduced gTLDs, and in any country code Top Level Domains (ccTLDs). Amgen shall own all goodwill associated with all Domain Names corresponding to or containing a nonproprietary name of the Product or an Amgen Product Trademark or Amgen Housemark throughout the world. Each Party shall have the option to request to the other Party, which shall give due consideration

Amgen Ref. No. 2017747574        Page 21

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

to such request, an authorization to register, own and/or use any of the Domain Names mentioned hereinabove and containing the nonproprietary name of the Product or other Party’s Trademark but excluding the other Party’s Housemark.
3.5.5    Housemarks. Promotional Materials and all packaging and package inserts for the Product in the Field in the United States will display the Novartis Housemarks and the Amgen Housemarks in equal prominence to the extent allowed by applicable Law and in accordance with the applicable Commercialization Plan, and to the extent reasonably practicable; provided that, in the event that it is not reasonably practicable to display the Novartis Housemarks on any packaging or package inserts, the Parties shall discuss such matter, and the Novartis Housemarks shall be displayed as soon as reasonably practicable. Except for the use of the Novartis Housemarks and the Amgen Housemarks as may be expressly set forth in the applicable Commercialization Plan, each Party will promote the Product in the Field in the United States only under the Novartis Product Trademarks or Amgen Product Trademarks, as applicable.
3.6    Retained Rights and Limitations. No rights to either Party’s Patents, Trademarks, Housemarks or other proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved. Notwithstanding the licenses granted in this Article 3 (Grant of License), each Party retains rights to perform (itself or through its Affiliates or contractors) its obligations under this Agreement and the Existing License Agreement.

4.	DEVELOPMENT, REGULATORY AND MEDICAL AFFAIRS ACTIVITIES
4.1    Responsibility for Development. Except as otherwise set forth in this Section 4.1 (Responsibility for Development), from and after the Effective Date, responsibility for Development shall be as set forth in the Existing License Agreement. Amgen will be the “Development Lead” for the Product for the United States and shall have primary responsibility for Development activities for the Product in the United States in accordance with the applicable Development Plan and Development Budget, and Novartis shall provide both strategic input and operational support for such activities as agreed in the applicable Development Plan and Development Budget. For clarity, without the prior written consent of Novartis, Amgen shall not undertake any Development activities in the Amgen Territory that would [*] or the US Collaboration.
4.2    Regulatory Matters.

4.2.1    Regulatory Responsibility, Communications and Filings. Subject to this Section 4.2.1 (Regulatory Responsibility, Communications and Filings), Amgen shall be the regulatory lead in the United States (the “Regulatory Lead”) and shall have primary responsibility for regulatory activities relating to the Product in the United States, including preparing, submitting and maintaining all Regulatory Filings in the United States in accordance with the Development Plan, and Novartis shall provide strategic input for such activities therefor as set forth in the Development Plan. Unless [*] is required with respect to such Regulatory Filing or a material communication with a Governmental Authority in the United States with respect to the Product, the Regulatory Lead shall provide the other Party with draft copies of material Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) in the United States prior to submission within a reasonable amount of time and [*] comments of such other Party (but in the event of a disagreement between the Parties with respect to such comments and proposed revisions, such matter shall be escalated to the JUSLT for review). The Regulatory

Amgen Ref. No. 2017747574        Page 22

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Lead shall consult with the other Party regarding, and keep the other Party informed of, the status of the preparation of all Regulatory Filings (which, for clarity, shall not be required to include communications that are solely administrative in nature) it submits in the United States, Governmental Authority review of any such Regulatory Filings, and all Regulatory Approvals that it obtains with respect to the Product in the United States. The Regulatory Lead shall provide to the other Party copies of all final Regulatory Filings it submits in the United States promptly after the submission (but, with respect to Regulatory Filings other than MAAs, MAs and INDs, in no event later than [*] days after submission, and with respect to MAAs, MAs and INDs, within such time period as agreed by the Parties). Notwithstanding the foregoing, Amgen shall have no obligation to share with the non-Regulatory Lead the contents of the CMC Core Dossier. Amgen shall be the regulatory lead in the Amgen Territory and shall have responsibility for regulatory activities relating to the Product in the Amgen Territory, including preparing, submitting and maintaining all Regulatory Filings in the Amgen Territory in accordance with the Development Plan, and Novartis shall provide strategic input for such activities therefor as set forth in the Development Plan; provided that the Parties acknowledge and agree that such obligations of Novartis shall not apply (i) with respect to Japan except to the extent included in the Development Plan or (ii) from and after expiration or earlier termination of the Existing License Agreement.
4.2.2    Regulatory Meetings. The Regulatory Lead shall consult with the other Party reasonably in advance of the date of any anticipated meeting with a Governmental Authority in the United States with respect to the Product and shall consider any timely recommendations made by such other Party in preparation for such meeting. Based on the discussions between the Regulatory Lead and the non-Regulatory Lead, the Regulatory Lead shall create an agenda for such meeting and use good faith judgment to assign roles to each of the Regulatory Lead and non-Regulatory Lead, as appropriate based on the expertise of such participants. One or more (up to [*]) representatives of the non-Regulatory Lead [*] scheduled meetings between the Regulatory Lead and the applicable Governmental Authority in the United States with respect to the Product, and shall participate in such meetings consistent with the agenda for the meeting created by the Regulatory Lead and the role(s) assigned to the non-Regulatory Lead by the Regulatory Lead thereunder, in each case to the extent permissible by such Governmental Authority. The Regulatory Lead shall inform the other Party of any unscheduled teleconferences and meetings (other than teleconferences and meetings that are solely administrative in nature) with Governmental Authorities in the United States with respect to the Product reasonably promptly after they occur. Notwithstanding the foregoing, Novartis shall not have any right to attend any portions of meetings between Amgen and the applicable Governmental Authority in the United States with respect to Product manufacturing or CMC information (or any such meetings solely with respect to Product manufacturing or CMC information).
4.2.3    Ownership of Regulatory Filings and Regulatory Approvals. Unless the Parties agree otherwise, Amgen or its Affiliate shall own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals with respect to the Product in the United States and all such Regulatory Filings and Regulatory Approvals shall be held in the name of Amgen or its Affiliate, and Novartis shall execute all documents and take all actions as are reasonably requested by Amgen to vest such title in Amgen or its Affiliate, subject to Section 5.5 (Safety Matters) of the Existing License Agreement, the Safety Agreement and Section 6.3 (Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities).

Amgen Ref. No. 2017747574        Page 23

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

4.2.4    Right of Reference. From and after the Effective Date, upon the request of Amgen, Novartis shall provide a sublicensable right of reference to any requested Regulatory Filings or Regulatory Approvals for the Product (provided that Novartis shall not grant a right of reference to Novartis [*] Data and any Regulatory Filings or Regulatory Approvals specific to Novartis [*] Data), as [*] for Amgen’s (i) Manufacture within or outside the United States, or (ii) conduct of regulatory activities and Medical Affairs Activities with respect to, or Commercialization of, the Product in the Field in the United States as permitted hereunder.
4.2.5    Material Safety Issue. In the event that either Party believes in good faith that there is a Material Safety Issue with respect to the Product in the United States, and the other Party disagrees with such belief, either Party may request that the issue be discussed at the JSC for resolution. If the JSC cannot resolve such matter within [*] Business Days following referral to the JSC, notwithstanding Section 3.5 (Decision Making) of the Existing License Agreement, the Co-Chair (as defined in the Existing License Agreement) of either Party at the JSC may cause such matter to be referred to the Alliance Managers for escalation to the JMC (as defined in the Existing License Agreement) for resolution. If the JMC cannot resolve such matter within [*] Business Days following referral to the JMC, notwithstanding anything to the contrary set forth herein or in the Existing License Agreement, the [*] shall have the deciding vote with respect to such matter. Notwithstanding the foregoing, [*] in the event that [*] a Material Safety Issue with respect to the Product in the United States.
4.3    Safety Agreement. Promptly following the Effective Date, Amgen and Novartis shall amend the Safety Agreement to include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the Product sufficient to permit each Party, its Affiliates, permitted sublicensees and licensees to comply with Law, including, to the extent applicable, those obligations contained in FDA regulations. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed amendment to the Safety Agreement which shall be entered into within ninety (90) days after the Effective Date (or any other longer period as may be agreed between the Parties).
4.4    Cooperation Generally. From and after the Effective Date, subject to the oversight of the JUSLT, the Parties shall provide each other with any cooperation reasonably requested by the other with respect to the Regulatory Approval for the Product in the United States.
4.5    Medical Affairs Activities. From and after the Effective Date, subject to the oversight of the US Medical Affairs JPT and the JSC, the Parties shall be jointly responsible for determining and providing all Medical Affairs Activities relating to the Product in the Field in the United States. The US Medical Affairs JPT will (i) allocate Medical Affairs Activities to Novartis or Amgen on an activity-specific basis, and (ii) determine whether operational responsibility for any such activity should be transferred from Novartis to Amgen or vice versa. Except as expressly set forth herein or in the Existing License Agreement, Amgen shall be solely responsible for the conduct of Medical Affairs Activities with respect to the Product in the Amgen Territory and Novartis shall have no rights with respect thereto.
4.6    Additional Products [*]

Amgen Ref. No. 2017747574        Page 24

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

5.	COMMERCIALIZATION
5.1    Responsibility for Commercialization. Consistent with this Section 5.1 (Responsibility for Commercialization), the Parties, through the USCT, will jointly (i) develop objectives and strategy for Commercialization in accordance with applicable Laws and regulations and (ii) oversee Commercialization activities with respect to all indications for the Product in the Field in the United States. From and after the Effective Date, the Parties shall jointly Commercialize the Product in the Field in the United States in accordance with the applicable Commercialization Plan. Amgen shall serve as the distributor and the obligor of sale transactions with respect to the Product in the United States (i.e., having responsibility for contracting, billing and interacting with wholesaler customers and governmental or similar payors, as well as government price reporting) (the “Commercial Lead”), and shall have authority to [*], and shall [*].
In accordance with this Section 5.1 (Responsibility for Commercialization), the USCT shall recommend and the JUSLT shall approve either Novartis or Amgen or both as the “Manager” for specific Commercialization activities on an activity-specific basis. The Manager shall have operational responsibility for the execution of any such assigned Commercialization activities. The other Party shall support the Manager by providing strategic input and operational support for the Manager’s Commercialization activities.
With respect to Detailing efforts, the Parties shall use Commercially Reasonable Efforts to divide Detailing activities between the Parties so that (a) the Parties shall co-Detail Specialty Targets [*], and (b) as between the Parties, Amgen shall Detail the Non-Specialty Targets; provided that, [*]. The guiding principles for the initial Commercialization Plan for the Product (the “Initial Commercialization Guidance”) shall be agreed in writing by the Parties on the Effective Date. Within [*] following the Effective Date, the Parties shall agree in writing to the initial Commercialization Plan for the Product, which shall be based on and consistent with the Initial Commercialization Guidance. [*] Calculation of such Details shall be included in such Party’s Sales Force Costs, in accordance with Section 8.6.5 (Sales Force Costs). Subject to the foregoing, Novartis and Amgen shall share Commercialization responsibilities as provided in the applicable Commercialization Plan in the United States including with respect to: (w) determination of commercial strategies (e.g., strategies for branding, product positioning, pre-launch activities (e.g., market research), launch and post-launch marketing and promotion, market access and field sales force optimization); (x) determination of packaging and labeling; (y) creation of promotional materials regarding the Product which are intended for distribution to Third Parties (including medical professionals) and to such Party’s sales force (subject to Section 3.5.3 (Trademark and Housemark Quality Standards) and Section 5.2 (Materials)); and (z) determining and conducting promotion activities. Amgen shall book sales (i.e., recognizing all revenue) and conduct all sales and distribution activities, including pricing, taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables, call reporting, government price reporting, handling data regarding sales to hospitals and other end users and handling all other customer service-related functions. [*]
5.2    Materials. On the Effective Date, the Parties shall agree in writing to a process (the “Materials Review Process”) by which the Parties will, in accordance with the RACI Documents, jointly develop, review, comment on and, subject to Sections 2.2.5 (Joint Compliance Contacts) and 2.5 (Decision Making), approve (i) all written sales, educational, promotional and advertising

Amgen Ref. No. 2017747574        Page 25

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

materials relating to the Product in the United States, and other media and materials used in the United States to promote the Product or educate patients, consumers and healthcare professionals regarding an indication treated with the Product (collectively and including translations, “Promotional Materials”), (ii) all Non-Promotional Materials, including disease awareness programs, for the United States, and (iii) training materials and programs for the Product in the United States other than healthcare compliance or other non-Product training materials. All Promotional Materials, Non-Promotional Materials and training materials shall comply with applicable Law, FDA requirements and any CIA and shall include, to the extent permitted by applicable Law, the Novartis Housemarks and the Amgen Housemarks; provided that [*]. Unless otherwise determined by the US Collaboration Team, the Manager for Promotional Materials, Non-Promotional Materials and training materials production and delivery will be responsible for ensuring the production and delivery to the other Party of Promotional Materials, Non-Promotional Materials and training materials for use in such other Party’s Detailing obligations hereunder. Other than a Party’s use and distribution of Promotional Materials, Non-Promotional Materials and training materials that are approved in accordance with the foregoing process and used and distributed in connection with a Party’s Detailing of the Product, neither Party will produce or modify (other than as concepts for consideration by the other Party), or distribute, disseminate or otherwise use any other promotional material, non-promotional material or training material relating to the Product in the United States. If so instructed by the US Collaboration Team, a Party will immediately cease to use any Promotional Materials, Non-Promotional Materials and training materials and will collect and destroy any such materials from its field sales teams (and record and document such collection and destruction (and provide a copy of such documentation to the other Party upon request)). The Parties shall jointly own all right, title and interest in and to any and all Promotional Materials, Non-Promotional Materials and training materials for the Product in the United States (except with respect to any Housemarks of the other Party included in any Promotional Materials, Non-Promotional Materials and training materials).
5.3    Training. The training of the Parties’ sales forces and other customer facing personnel for Commercialization of the Product in the United States shall be conducted using only training materials and programs approved in accordance with the process set forth in Section 5.2 (Materials). Each Party shall train its respective sales representatives and other customer facing personnel with respect to the promotion of the Product in the United States (and update such training from time to time as appropriate) which training will include healthcare compliance training as appropriate, all in accordance with the applicable Commercialization Plan.
5.4    Information Concerning the Product. Each Party will ensure that no claims or representations in respect of the Product or the characteristics thereof are made by or on behalf of it or its Affiliates (by sales force members or otherwise) in the United States that have not been approved by both Parties through the joint review process as set forth in the Materials Review Process and neither Party will make any claim or representation in the United States that does not represent an accurate summary or explanation of the labeling of the Product.
5.5    Cooperation Generally. Subject to the oversight of the JUSLT, the Parties shall cooperate generally with respect to the Commercialization of the Product in the Field in the United States.

Amgen Ref. No. 2017747574        Page 26

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

5.6    Commercialization in the Amgen Territory. Except as expressly set forth herein or in the Existing License Agreement, Amgen shall be solely responsible for the Commercialization of the Product in the Amgen Territory and Novartis shall have no rights with respect thereto.
5.7    Detailing Reports and Audit Rights.
5.7.1    Reporting. Each Party will provide the other Party with a report, in such form and manner as determined by the JUSLT, within [*] calendar days after the end of each [*], setting forth the following information regarding the efforts of the reporting Party’s sales force in Detailing the Product in the United States during the preceding [*]: (i) the total number of Details made by such sales force in the United States, including a breakdown by First Position Details, Second Position Details and Third Position Details by target, and frequency of Detail by date and by individual representative; and (ii) such other information as may be specified by the JUSLT. Each Party will provide the other Party with a report, in such form and manner as determined by the JUSLT, within [*] calendar days after the end of each Calendar Quarter, setting forth the following information regarding the efforts of the reporting Party’s sales force in Detailing the Product in the United States during the preceding Calendar Quarter: [*]. Notwithstanding the foregoing, in the event that any Detail(s) conducted by a Party in a given calendar [*] were not included in such Party’s report for such [*] or Calendar Quarter, as applicable, such Party shall [*] and the costs for such Detail(s) shall be [*]. Notwithstanding the foregoing, the Parties may, by mutual written agreement, modify the timing, frequency or required content of the reports contemplated by this Section 5.7.1 (Reporting).
5.7.2    Audits. Each Party will keep complete and accurate records of its Detailing of the Product in the United States in sufficient detail to permit the other Party to audit its performance of Details hereunder. During regular business hours, with not less than [*] Business Days’ advance written notice and under reasonable obligations of confidentiality which are in any event no less stringent than those confidentiality obligations set forth in Article 10 (Confidentiality), a Party will permit an independent, internationally recognized certified public accounting firm, selected by the other Party to: (i) have access to the records of Detailing activities in the United States maintained by such Party for purposes of verifying the accuracy of reports described in Section 5.7.1 (Reporting); and (ii) audit such records; provided that such audits may not be performed on behalf of a Party more than once per Calendar Year, such records will be open (in such form as may be available or reasonably requested) to inspection for at least [*] following the end of the period to which they pertain, and such records for any particular Calendar Year will only be subject to one (1) audit. Any and all audits undertaken pursuant to this Section 5.7.2 (Audits) will be performed at the sole and exclusive expense of the auditing Party and will not be included in Commercialization Costs; provided that if an audit reveals an overstatement of Details in the United States of greater than [*] percent ([*]%) of the correct amount for the audited period, then the audited Party will pay the reasonable out-of-pocket cost of such inspection.
5.8    Sales Force [*]. During the Term, if either Party intends to [*] percent ([*]%) [*] in the United States that [*] in the United States, then such Party shall provide the other Party with at least [*] prior written notice. In such event, at the request of either Party, the United States Senior Officers and each Party’s Co-Chair of the JUSLT shall meet to generate a plan to [*] (with escalation to the United States Senior Officers if the JUSLT is unable to agree on such a plan). Such plan and any meetings or discussions related thereto shall be kept in strict confidence by the United States

Amgen Ref. No. 2017747574        Page 27

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Senior Officers and each Party’s Co-Chair of the JUSLT, in accordance with the confidentiality obligations set forth in Article 10 (Confidentiality). The Party that has [*] will [*] during the applicable period (but not to exceed [*]) that are [*].

6.	MANUFACTURE AND SUPPLY
6.1    Responsibility for Manufacturing. Except as otherwise set forth in this Section 6.1 (Responsibility for Manufacturing), Amgen will be the “Manufacturing Lead” for the Product for the United States and shall have sole responsibility for the supply and Manufacturing of the Product for the United States. If the Manufacturing Lead elects to cease Manufacturing the Product for the United States, the Manufacturing Lead shall select a Third Party commercial manufacturer to Manufacture the Product for the United States, [*]; provided, however, that [*].
6.2    Distribution. Amgen shall be solely responsible for distribution of the Product in the United States.
6.3    Responsibility for Regulatory Filings with Respect to Manufacturing; Inspections of Manufacturing Facilities. The Manufacturing Lead shall have sole responsibility for preparing the draft of the [*] Marketing Application Core Dossier for the United States (the “CMC Core Dossier”). As between the Parties, the Manufacturing Lead shall have responsibility for the assessment by Governmental Authorities of change control records of post-approval changes with respect to the Product. Solely the Manufacturing Lead shall have the right to participate in inspections by a Governmental Authority of any facility where the Product is Manufactured for the United States, whether prior to or after Regulatory Approval of the Product in the United States.
6.4    Supply [*]. If at any point during the Term after First Commercial Sale of the Product in the United States, Amgen [*] percent ([*]%) [*] (a “Supply [*]”), [*] a Supply [*] for purposes of this Section 6.4 (Supply [*])[*], then Amgen shall provide Novartis written notice thereof within [*] Business Days of the occurrence of such Supply [*]. Amgen shall also provide Novartis prompt written notice [*] percent ([*]%) [*] (“[*]”). Amgen’s notice of [*] shall include [*]. If a Supply [*], Novartis shall [*].

7.	DILIGENCE
7.1    Commercially Reasonable Efforts. From and after the Effective Date, the Parties shall use Commercially Reasonable Efforts to (i) conduct Medical Affairs Activities for the Product in the Field in the United States as contemplated by this Agreement; and (ii) following the issuance of Regulatory Approval for the Product in the Field in the United States, Commercialize the Product in the Field in the United States in accordance with the Commercialization Plan; provided that the Parties acknowledge that such Commercialization activities shall be subject to the United States Brand Plan and in accordance with the Global Brand Plan. In addition, Amgen shall use Commercially Reasonable Efforts to Manufacture the Product for the United States.
7.2    Proper Conduct Practices Standards. Each Party will conduct, and ensure that each of its Affiliates conducts, all of its and their activities with respect to the Manufacture, Medical Affairs Activities and Commercialization of the Product for the United States in accordance with this Agreement, accepted national and international pharmaceutical industry codes of practices in and for the United States, and applicable Law. The non-Regulatory Lead will provide the Regulatory Lead with all reasonably requested cooperation to enable the Regulatory Lead to comply with its

Amgen Ref. No. 2017747574        Page 28

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

legal and compliance obligations to Governmental Authorities with respect to the Product. Notwithstanding anything to the contrary contained herein, neither Party hereto (nor its Affiliates) shall be required to perform any obligation hereunder to the extent that (i) such Party reasonably believes that the performance of such obligation would be prohibited by, or would otherwise not comply with, applicable Law or any CIA, (ii) such Party reasonably believes that there is a Material Safety Issue with respect to the performance of such obligation, or (iii) such Party reasonably believes it would infringe an issued Patent of a Third Party in the applicable jurisdiction(s) for which no exemption is available and no license has been obtained; provided, however, that the provisions of this Section 7.2 (Proper Conduct Practices Standards) shall not limit a Party’s payment obligations under this Agreement.
7.3    Violation of Laws. Each Party will promptly notify the other Party of any violation of applicable Law by its personnel with respect to the conduct of activities under this Agreement. In the event of any such violation, the Parties will promptly confer regarding any such violation and will promptly take remedial or preventative action as may be reasonably agreed to by the Parties with respect thereto, subject to applicable Law relating to employment or privacy matters. The Party employing any personnel that violates applicable Law or applicable national or international pharmaceutical industry codes of practices shall cause such personnel to cease to perform activities under this Agreement.
7.4    Use of Affiliates and Third Party Contractors.
7.4.1    Each Party will perform the activities designated to it itself or through any of its Affiliates, and any proposed use of a Third Party to conduct such activities will be subject to the other Party’s prior written consent, such consent not to be unreasonably withheld; provided that (i) subject to Section 7.4.2, either Party shall have the right to perform its activities hereunder through subcontractors in the ordinary course of business consistent with the Commercialization Plan and (ii) in the event that any Third Parties are performing Commercialization activities with respect to the Product in the United States on behalf of Amgen as of the Effective Date, Amgen shall have the right to continue to perform such activities through such Third Parties. Cost overruns resulting from either Party’s use of a Third Party to conduct any such activities will be subject to Section 2.8 (Cost Overruns). Each Party will be responsible for compliance by its respective Affiliates and Third Party contractors with this Agreement and will be responsible for all acts and omissions of such Affiliates and Third Party contractors as if committed or omitted by the applicable Party.
7.4.2    Notwithstanding the provisions of Section 7.4.1, [*].

8.	PAYMENT
8.1    Upfront Payment. As partial consideration for the rights granted to Novartis hereunder, Novartis shall pay Amgen a one-time [*],[*] upfront payment of [*] within [*] days following acceptance by the FDA of the first BLA for the Product submitted by or on behalf of Amgen.
8.2    Milestone Payments. As partial consideration for the rights granted to Novartis hereunder:

Amgen Ref. No. 2017747574        Page 29

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

8.2.1    Novartis shall pay Amgen a one-time [*], [*] payment of [*] within [*] days following the date that cumulative gross invoiced sales of the Product in the United States (for clarity, regardless of the Calendar Year in which such sales occur) equals or exceeds [*]; and
8.2.2    Novartis shall pay to Amgen a one-time [*], [*] payment of [*] (the “Sales Milestone”) within [*] days following the later of (i) the date that the aggregate of all Net Sales of the Product in the United States in a given Calendar Year equals or exceeds [*] (the “Sales Milestone Threshold”) and (ii) the date that [*].
8.2.3    Notwithstanding the foregoing, [*].

[*] For clarity, the Sales Milestone payments set forth under Section 8.2.2 and 8.2.3 are alternative milestones and not cumulative milestones, only one of which, but not both, shall be paid by Novartis, meaning the total maximum Sales Milestone payment payable under Sections 8.2.2 and 8.2.3 is [*].
8.3    Royalty Payments and Royalty Reduction for Biosimilar Competition.
8.3.1    Royalty Payments. As partial consideration for the rights granted to Amgen hereunder, subject to Section 8.3.2 (Royalty Reduction for Biosimilar Competition), Amgen shall pay Novartis a royalty on annual Net Sales of the Product in the United States for each Calendar Year (or portion thereof) during the Term at a rate of [*] percent ([*]%).
8.3.2    Royalty Reduction for Biosimilar Competition. Notwithstanding the foregoing, if, following the date of First Commercial Sale of a Biosimilar Product in the United States (the “US Biosimilar Entry Date”), aggregate Net Sales of the Product in the United States in any [*] consecutive Calendar Quarter period are less than Net Sales of the Product in the United States in the [*] month period immediately preceding the US Biosimilar Entry Date, the applicable royalty rate set forth in Section 8.3.1 (Royalty Payments) shall be reduced by [*] [*] for every [*] percent ([*]%) reduction of aggregate Net Sales of the Product in the United States in any [*] consecutive Calendar Quarter period after the US Biosimilar Entry Date; provided the applicable royalty rate set forth in Section 8.3.1 (Royalty Payments) shall in no event be reduced by more than [*] in the aggregate (i.e., the royalty rate on annual Net Sales of the Product in the United States will in no case be less than [*] percent ([*]%)). The reduced royalty rate, if any, shall apply to Net Sales of the Product in the United States commencing on the first day of the Calendar Quarter following the last Calendar Quarter in the [*] consecutive Calendar Quarter period that triggers the reduction in the royalty rate. For clarity, and by way of example only, if [*] percent ([*]%)[*].
8.4    Reports.
8.4.1    Beginning with the Calendar Quarter in which the First Commercial Sale of the Product in the United States occurs and thereafter for each Calendar Quarter until the expiration of the Term, reports of the sale of the Product for each Calendar Quarter will be delivered by Amgen to Novartis under this Agreement within [*] days after the end of each such Calendar Quarter. Such report shall state: (i) Net Sales of the Product in the United States by or on behalf of Amgen, its Affiliates or sublicensees during the applicable Calendar Quarter; and (ii) a calculation of the royalty payment due from Amgen hereunder for such Calendar Quarter. In the event of Combination Product(s), the aforementioned report shall include a reasonably detailed calculation of how Net Sales were calculated in relation to such Combination Product(s).

Amgen Ref. No. 2017747574        Page 30

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

8.4.2    Based on the reports received by Novartis from Amgen pursuant to Section 8.4.1 and without prejudice to Section 8.9 (Audits), Novartis shall issue an invoice to Amgen for the amount of the royalty payments indicated in the Calendar Quarter report. Following receipt of such invoice, to the extent that Amgen does not dispute, in good faith, the amount set forth on such invoice, Amgen shall pay the amount of the royalty payments indicated on such invoice within [*] days to an account designated by Novartis.
8.4.3    Any reports which contain currency conversions shall provide the details and background information used to calculate such conversions. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by the Party recording Net Sales (or an Affiliate) uses for purposes of calculating its financial reports. Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.
8.5    No Wrongful Reductions. Amgen shall not attempt to reduce compensation rightly due to Novartis hereunder by shifting compensation otherwise payable to Amgen from a Third Party with respect to the Product to another product or service for which no royalties are payable by it hereunder.
8.6    Cost Allocation.
8.6.1    Allocation of Recoveries, Development Costs and Program Costs. Each Party shall account for Program Costs and Development Costs in accordance with its Accounting Standards. Except as otherwise set forth herein:
8.6.1.1    each Party shall be entitled to share in fifty percent (50%) of Recoveries;
8.6.1.2    each Party shall pay fifty percent (50%) of Program Costs other than Commercialization Costs; provided that in any given Calendar Year, [*].  For clarity, [*] (i) [*] and (ii) [*] percent ([*]%) [*] percent ([*]%)[*];
8.6.1.3    Novartis shall pay [*] percent ([*]%) of Development Costs (including Medical Affairs Activities Costs) until such time as such Development Costs (including Medical Affairs Activities Costs) not otherwise payable by Novartis under the Existing License Agreement with respect to the Product equal [*] in the aggregate, after which time each Party shall pay fifty percent (50%) of all Development Costs (including Medical Affairs Activities Costs) in excess of those Development Costs (including Medical Affairs Activities Costs) otherwise payable by Novartis with respect to the Product under the Existing License Agreement, provided that Novartis shall have no obligation to fund Development Costs solely relating to Development of the Product for Regulatory Approval in Japan to the extent such costs are not included in the Development Budget as of the Effective Date. For clarity, following such payment by Novartis of such [*] in Development Costs (including Medical Affairs Activities Costs) with respect to the Product, Novartis will effectively pay [*] percent ([*]%) of all Development Costs (including Medical Affairs Activities Costs) for the Product, which includes (i) [*] percent ([*]%) of all Development Costs (including Medical Affairs Activities Costs) (pursuant to Section 9.7.1 (Development Cost Sharing) of the Existing License Agreement) for the Product and (ii) [*] percent ([*]%) of all Development Costs (including Medical Affairs Activities Costs) in excess of those Development Costs otherwise payable by Novartis with respect to the Product under the Existing License Agreement;

Amgen Ref. No. 2017747574        Page 31

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

8.6.1.4    for the Calendar Year 2017 only, (i) Novartis shall pay one hundred percent (100%) of Commercialization Costs up to a cap of [*] in the aggregate, inclusive of a [*] payment to Amgen on or prior to [*] (as a contribution toward [*]), provided that Novartis shall have the right to prorate such payments over the remaining Calendar Quarters in 2017, and (ii) Amgen shall be responsible for any and all Commercialization Costs in Calendar Year 2017 above the [*] in Commercialization Costs paid by Novartis;
8.6.1.5    for the Calendar Year 2018 only, (i) Novartis shall pay one hundred percent (100%) of Commercialization Costs up to a cap of [*] in the aggregate, inclusive of a [*] payment to Amgen on or prior to [*] (as a contribution toward [*]), provided that Novartis shall have the right to prorate such payments over the four (4) Calendar Quarters in 2018, and (ii) Amgen shall be responsible for any and all Commercialization Costs in Calendar Year 2018 above the [*] in Commercialization Costs paid by Novartis, and
8.6.1.6    for the Calendar Year 2019 and for each Calendar Year thereafter, each Party shall pay fifty percent (50%) of all Commercialization Costs.
8.6.2    Payment of Costs. Subject to reconciliation as provided in Section 8.6.4 (Payments), the Party initially incurring Development Costs and Program Costs shall be responsible for and pay for all such Development Costs and Program Costs so incurred. Each Party shall maintain the books and records referred to in Section 8.9 (Audits) and shall accrue all Development Costs and Program Costs in accordance with the terms and conditions hereof and in accordance with its Accounting Standards.
8.6.3    Reports. Without limitation of Section 5.7 (Detailing Reports and Audit Rights), within [*] days after the end of each Calendar Quarter, each Party shall provide the other Party with a report specifying in reasonable detail (which shall include system-generated time-tracking data, if available) Program Costs (broken down by category as set forth in the definition of Program Costs) incurred by such Party in such Calendar Quarter, as well as any other Costs for which such Party is entitled to reimbursement hereunder; provided that in the event that Sales Force Costs for any Detail(s) conducted by a Party in a given Calendar Quarter [*], such Party shall [*] such Sales Force Costs, and such Sales Force Costs shall [*]. Such Program Costs shall be attributed by such Party to the Calendar Quarter in which they are expensed. For clarity, the reporting obligations of the Parties with respect to Development Costs shall be governed by Section 9.7.3 (Reports) of the Existing License Agreement.
8.6.4    Payments. Within [*] days after the end of each Calendar Quarter, Amgen will prepare a reconciliation report setting forth the total amounts of Program Costs incurred by each Party in such Calendar Quarter based on the reports submitted by the Parties pursuant to Section 8.6.3 (Reports), the allocation of the total amounts of each category of costs within Program Costs between the Parties in accordance with Section 8.6.1 (Allocation of Recoveries, Development Costs and Program Costs), and the calculation of the amount payable by the applicable Party to the other Party in order to achieve such allocation.  Based on such reconciliation report, the Party to whom a payment is owed in order to achieve such allocations shall issue an invoice to the other Party for the appropriate amount in accordance with Section 8.8 (Payment Method) and the owing Party shall make the applicable payment within [*] days after receiving such invoice. For clarity, reconciliation payments with respect to Development Costs shall be governed by Section 9.7.4 (Payments) of the Existing License Agreement.

Amgen Ref. No. 2017747574        Page 32

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

8.6.5    Calculation of Sales Force Costs. Sales Force Costs for each of the Parties in the United States will be determined by including in Commercialization Costs a pro rata portion of the Sales Force FTE Costs of a Detail performed by such Party or any of its Affiliates or contractors in the United States utilizing a First Position Detail equivalent basis as follows: (i) [*] percent ([*]%) if such sales representative Details the Product as a First Position Detail as set forth in the Commercialization Plan and details no other products; (ii) [*] percent ([*]%) if such sales representative Details the Product as the First Position Detail as set forth in the Commercialization Plan and details only one (1) other product; (iii) [*]percent ([*]%) if such sales representative Details the Product as a First Position Detail as set forth in the Commercialization Plan and details only [*] ([*]) other products; (iv) [*] percent ([*]%) if such sales representative Details the Product as a Second Position Detail and details only [*] ([*]) or [*] ([*]) other product(s); and (v) [*] percent ([*]%) [*] ((i) through (v), as applicable, the “First Position Detail Equivalent Basis”).
8.7    Sublicense Payments. Each Party shall be responsible for any Third Party license fees, milestones, royalties or other payments owed with respect to the Product or uses or methods of Manufacture thereof (or of its components), on intellectual property that is licensed by such Party prior to or as of the Effective Date. For the avoidance of doubt, such sublicense payments shall not be included in any calculation of Development Costs.
8.8    Payment Method. All amounts in this Agreement are expressed in U.S. Dollars. All payments made hereunder between the Parties shall be made in U.S. Dollars except as set forth in Section 8.10 (Blocked Currency). Any sales incurred in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using the applicable Party’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars. Each Party shall pay all sums due hereunder, on invoice, by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. Regardless of the amounts of any royalties or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable under this Agreement shall be paid in full (subject to Section 8.12 (Withholding) and Section 8.13 (VAT)).
8.9    Audits. Each Party shall keep complete and accurate records showing (i) the expenses incurred by it in performing its activities under the Commercialization Plan, (ii) its Program Costs, (iii) Net Sales of the Product in the United States and the calculation of royalty payments due and (iv) calculation of the License Payments, during the three (3) preceding Calendar Years, which books and records shall be in sufficient detail to confirm the accuracy of all payments due hereunder. Such records of each Party shall be open (in such form as may be available or reasonably requested by an internationally recognized certified public accounting firm in accordance with this Section 8.9 (Audits)) to inspection for three (3) years following the end of the period to which they pertain. Each Party shall have the right, at its own expense, to have an independent, internationally recognized certified public accounting firm, selected by it review the records of the other Party upon reasonable notice and during regular business hours, with not less than ten (10) Business Days’ advance written notice and under reasonable obligations of confidentiality which are in any event no less stringent than those confidentiality obligations set forth in Article 10 (Confidentiality). The report of such accounting firm shall be made available to both Parties simultaneously, promptly upon its completion; provided, however, that the Party being audited shall have the right to review and comment on the final draft version of the report prior to it being finalized. Such review and comment

Amgen Ref. No. 2017747574        Page 33

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

period shall extend for four (4) weeks after the audited Party’s receipt of such draft report. Each Party’s audit rights with respect to any Calendar Year shall expire three (3) years after the end of such year and the books and records for any particular Calendar Year shall only be subject to one (1) audit. Should the inspection lead to the discovery of a discrepancy to the auditing Party’s detriment, then the other Party shall pay to the auditing Party the amount of the discrepancy. Should the inspection lead to the discovery of a discrepancy to the detriment of the Party being audited, then the auditing Party shall pay to the Party being audited the amount of the discrepancy. The auditing Party shall pay the full cost of the inspection unless the discrepancy is to the detriment of the auditing Party and is greater than [*] percent ([*]%) of the amount actually paid for the audited period, in which case the Party being audited shall pay the cost of such inspection. For clarity, the audit rights of the Parties with respect to Development Costs shall be governed by Section 9.11 (Audits) of the Existing License Agreement.
8.10    Blocked Currency. If at any time legal restrictions prevent the prompt remittance of any payments with respect to sales therein, the Party making payment shall have the right and option to make such payments by depositing the amount thereof in local currency to the other Party’s account in a bank or depository designated by such other Party.
8.11    Taxes. All Taxes levied on account of a payment pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 8.12 (Withholding). Except as otherwise provided, each Party will be responsible for its own taxes, fees, duties or similar amounts levied on account of any payments made to it under this Agreement.
8.12    Withholding. In the event that Law requires either Party to pay or withhold Taxes with respect to any payment to be made by such Party pursuant to this Agreement, such Party shall notify the other Party in writing of such payment or withholding requirements prior to making the payment and provide such assistance to the other Party, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary to claim an exemption from or reduction of such Taxes. The Party making payment will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes within fifteen (15) Business Days following obtaining the relevant payment certificate. If Taxes are paid to a tax authority, each Party shall provide such assistance to the other Party as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. Further, the Parties agree that no gross up mechanism or similar type adjustment will apply to such net payment. Notwithstanding the foregoing, in the event that a Party unilaterally restructures the payment of any monies payable to the other Party under this Agreement such that such first Party or any of its Affiliates makes the payment of such monies payable to the other Party under this Agreement and solely as a result of such unilateral restructuring said amount is subject to withholding and further, such other Party is not able to recover or credit all or part of such withheld amount(s), such first Party agrees to compensate the other Party without interest for the corresponding economic impact of such non-recoverable or non-creditable amount. Such compensation must be made within a reasonable timeframe, upon request of such other Party. For the avoidance of doubt, the preceding sentence shall apply only in respect of a unilateral restructuring of payments by such first Party and shall not apply (x) in the event of a change in applicable Law or circumstance, (y) as the result of such other Party’s inability to recover or credit such withholding on a current or future basis due to such other

Amgen Ref. No. 2017747574        Page 34

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Party’s taxable income (loss) position or other tax attributes in a given year, or (z) for any other reason beyond the exclusive control of such first Party.
8.13    VAT. All payments due pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable upon receipt of a valid VAT invoice).
8.14    Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate calculated on the number of days such payment is delinquent. This Section 8.14 (Late Payment) shall in no way limit any other remedies available to either Party.
8.15    Appropriate Measure of Value. Each of the Parties acknowledges that the value provided by the other hereunder is comprised of many related items, including intellectual property of various types, access to Development and Commercialization expertise, clinical data and other financial and non-financial consideration and that the royalty payments set forth in Section 8.3 (Royalty Payments) are intended to capture such value as an aggregate. Therefore, the increase, decrease or lapse of any particular items or rights shall not affect the amount of such royalty, and the Parties agree that both the amount and duration of the royalty payments set forth in this Article 8 (Payment) are reasonable.

9.	INTELLECTUAL PROPERTY
9.1    Ownership and Cooperation.
9.1.1    Ownership of Technology. Except to the extent expressly specified to the contrary in this Agreement: (i) each Party shall retain and own all right, title and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created solely by such Party; (ii) the Parties shall jointly own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created jointly by the Parties pursuant to the US Collaboration and, subject to the provisions of this Agreement and the Existing License Agreement, neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign such intellectual property rights; and (iii) inventorship and authorship of any invention, or work of authorship conceived or created by either Party or jointly by the Parties pursuant to the US Collaboration, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the U.S. (without reference to any conflict of law principles). Notwithstanding the foregoing, any Copyrights pertaining to Promotional Materials, Non-Promotional Materials or training materials for the Product in the United States shall be owned solely by the Commercial Lead.
9.1.2    Notification. Each Party shall promptly notify the other upon becoming aware (i) of any actual, suspected or threatened material infringement of any Amgen Technology, Novartis Technology, Amgen Product Trademarks, Novartis Product Trademarks or Joint Patents; (ii) of any claim that either Party’s exercise of the rights granted under any Amgen Technology, Novartis Technology, Amgen Product Trademarks, Novartis Product Trademarks or Joint Patents infringes any rights or patents of a Third Party; (iii) of any claims of alleged patent or trademark infringement by Amgen or Novartis with respect to the Manufacture, use, sale, offer for sale or importation of Product; (iv) of any threatened, suspected or actual material misappropriation of Amgen Know-How or Novartis Know-How; and/or (v) of any actual, suspected or threatened material infringement

Amgen Ref. No. 2017747574        Page 35

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

or dilution of the Amgen Product Trademarks, Novartis Product Trademarks, Amgen Housemarks as used with the Product or Novartis Housemarks as used with the Product, all of the foregoing, (i) through (v), anywhere in the world.
9.2    Prosecution and Maintenance.
9.2.1    Amgen Primary Prosecution. Amgen shall control, itself or through outside counsel reasonably acceptable to Novartis and directed by Amgen, Patent and Trademark Matters with respect to Amgen Patents, Amgen Product Trademarks and Joint Patents (in the case of Joint Patents, the prosecution will be in the name of both Parties), in each case solely in the United States (collectively, the “United States Patents and Trademarks”), as well as preparation and filing for any patent term extensions or similar protections therefor. From and after the Effective Date, with respect to United States Patents and Trademarks specific to the Product, (i) Amgen shall provide Novartis with copies of and an opportunity to review and comment upon the text of the applications relating to such United States Patents and Trademarks as soon as practicable (but in no event less than [*] days for new patent application filings and [*] days for all other filings or correspondence before submission thereof) before filing, (ii) Amgen shall provide Novartis with a copy of each submission made to and document received from a patent or trademark authority, court or other tribunal regarding any such United States Patents and Trademarks reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within such United States Patents and Trademarks as filed together with notice of its filing date and application number, (iii) Amgen shall keep Novartis advised of the status of all material communications, actual and prospective filings or submissions regarding such United States Patents and Trademarks, and shall give Novartis copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent or trademark authority or judicial body, and (iv) Amgen shall reasonably consider in good faith Novartis’ comments on the communications, filings and submissions for such United States Patents and Trademarks.
9.2.2    Novartis Secondary Prosecution. From and after the Effective Date, with respect to United States Patents and Trademarks specific to the Product, if Amgen proposes to abandon or fail to maintain any patent, trademark or application within such United States Patents and Trademarks, it shall give Novartis reasonable notice thereof (with sufficient time for Novartis to assume control thereof and continue the prosecution or maintenance of such patent, trademark or application) and thereafter Novartis may, upon written notice to Amgen, control Patent and Trademark Matters with respect to such patent, trademark or application within such United States Patents and Trademarks thereafter in accordance with this Section 9.2.2 (Novartis Secondary Prosecution) (any patent, trademark or application so assumed, a “Novartis Assumed Item”). Novartis shall control, itself or through outside counsel reasonably acceptable to the Parties and directed by Novartis, Patent and Trademark Matters with respect to Novartis Assumed Items in the United States, as well as preparation and filing for any patent term extensions or similar protections therefor. Novartis shall provide Amgen with a copy of each material submission made to and document received from a patent or trademark authority regarding any Novartis Assumed Items reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within the Novartis Assumed Items as filed together with notice of its filing date and application number.

Amgen Ref. No. 2017747574        Page 36

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

9.2.3    Novartis Primary Prosecution. Novartis shall control, itself or through outside counsel reasonably acceptable to Amgen and directed by Novartis, Patent and Trademark Matters with respect to Novartis Patents and Novartis Product Trademarks, in each case solely in the United States (collectively, the “United States Novartis Patents and Trademarks”), as well as preparation and filing for any patent term extensions or similar protections therefor. From and after the Effective Date, with respect to United States Novartis Patents and Trademarks specific to the Product, (i) Novartis shall provide Amgen with copies of and an opportunity to review and comment upon the text of the applications relating to such United States Novartis Patents and Trademarks as soon as practicable (but in no event less than [*] days for new patent application filings and [*] days for all other filings or correspondence before submission thereof) before filing, (ii) Novartis shall provide Amgen with a copy of each submission made to and document received from a patent or trademark authority, court or other tribunal regarding any such United States Novartis Patents and Trademarks reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within such United States Novartis Patents and Trademarks as filed together with notice of its filing date and application number, (iii) Novartis shall keep Amgen advised of the status of all material communications, actual and prospective filings or submissions regarding such United States Novartis Patents and Trademarks, and shall give Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent or trademark authority or judicial body, and (iv) Novartis shall reasonably consider in good faith Amgen’s comments on the communications, filings and submissions for such United States Novartis Patents and Trademarks.
9.2.4    Amgen Secondary Prosecution. From and after the Effective Date, with respect to United States Novartis Patents and Trademarks specific to the Product, if Novartis proposes to abandon or fail to maintain any patent, trademark or application within such United States Novartis Patents and Trademarks, it shall give Amgen reasonable notice thereof (with sufficient time for Amgen to assume control thereof and continue the prosecution or maintenance of such patent, trademark or application) and thereafter Amgen may, upon written notice to Novartis, control Patent and Trademark Matters with respect to such patent, trademark or application within such United States Novartis Patents and Trademarks thereafter in accordance with this Section 9.2.4 (Amgen Secondary Prosecution) (any patent, trademark or application so assumed, an “Amgen Assumed Item”). Amgen shall control, itself or through outside counsel reasonably acceptable to the Parties and directed by Amgen, Patent and Trademark Matters with respect to Amgen Assumed Items in the United States, as well as preparation and filing for any patent term extensions or similar protections therefor. Amgen shall provide Novartis with a copy of each material submission made to and document received from a patent or trademark authority regarding any Amgen Assumed Items reasonably promptly after making such filing or receiving such document, including a copy of each application for each item within the Amgen Assumed Items as filed together with notice of its filing date and application number.
9.2.5    Amgen Territory. Except to the extent expressly provided otherwise in the Existing License Agreement, in the Amgen Territory, Amgen shall control and be solely responsible for all Patent and Trademark Matters with respect to (i) its patent rights, trademark rights and other intellectual property and (ii) Joint Patents. Notwithstanding the other provisions of this Section 9.2.5 (Amgen Territory), without the prior written consent of Novartis, Amgen shall not take any action (or fail to take any action) with respect to such intellectual property or Joint Patents [*] that

Amgen Ref. No. 2017747574        Page 37

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

would reasonably be expected to [*] the Amgen Patents, the Novartis Patents or the conduct of Medical Affairs Activities with respect to or Commercialization of the Product [*].
9.2.6    Expenses. Costs incurred in connection with Patent and Trademark Matters in accordance with this Section 9.2 (Prosecution and Maintenance) in the United States will be included as Other Costs.
9.3    Defense and Settlement of Third Party Claims.
9.3.1    United States Patents and Trademarks. From and after the Effective Date, if a Third Party asserts that a patent right or other right owned by it is infringed by the Manufacture, use, sale, offer for sale or importation of the Product by either Party in the United States, such Party shall have the sole right to defend against any such assertions. The other Party shall reasonably assist such first Party and cooperate in any such litigation at such first Party’s request. Subject to such control, the other Party may join any defense and settlement pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims). The Party defending the Third Party claim shall seek and reasonably consider the other Party’s comments before determining the strategy for such matter. Without limiting the foregoing, each Party shall keep the other advised of all material communications and actual and prospective filings or submissions regarding such action, and shall provide the other Party with (i) copies of and an opportunity to review and comment on any such communications, filings and submissions and (ii) Calendar Quarterly updates on estimated and actual Costs incurred in connection therewith. Neither Party shall settle or consent to the entry of any judgment in any such action without the other Party’s prior written consent, not to be unreasonably withheld or delayed, unless such settlement (a) includes a complete release from liability with respect to the Third Party claim and (b) does not include any admission of wrongdoing by such other Party. Each Party shall keep the other fully informed of all claims and actions governed by this Section 9.3 (Defense and Settlement of Third Party Claims). In the event either Party becomes engaged in: (1) settlement discussions with a Third Party that has specifically asserted that a patent right or Trademark of such Third Party would be infringed by the Manufacture, use, sale, offer for sale or importation of the Product in the United States; (2) settlement discussions of an interference involving a patent right or Trademark of such Party corresponding to a Patent or Trademark that is subject to the licenses granted hereunder; or (3) cross-license discussions with respect to a patent right or Trademark corresponding to a Patent or Trademark that is subject to the licenses granted hereunder: (A) such Party shall keep the other reasonably informed of the status of such discussions; and (B) such Party shall consider in good faith any comments or suggestions of the other Party. Costs incurred in connection with such defense and settlement of Third Party claims in accordance with this Section 9.3.1 (United States Patents and Trademarks) (including under Section 9.5 (Cooperation)) will be included as Other Costs (other than Costs incurred by a Party in fulfilling its indemnification obligations hereunder). In the event that a Third Party asserts that a patent right or other right owned by it is infringed by the sale, offer for sale or importation of the Product by both Parties in the United States, the Parties shall discuss and develop a joint strategy with respect to the defense against any such assertions. For clarity, notwithstanding the foregoing or anything to the contrary contained herein, Amgen shall have no obligation to share with Novartis any Product manufacturing or CMC information or any information related to products other than the Product.

Amgen Ref. No. 2017747574        Page 38

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

9.3.2    Amgen Territory Patents and Trademarks.  From and after the Effective Date, with respect to Amgen Patents, Amgen Product Trademarks and Joint Patents, in each case in the Amgen Territory (collectively, the “Amgen Territory Patents and Trademarks”) specific to the Product, if a Third Party asserts that a patent right or other right owned by it is infringed by the manufacture, use, offer for sale, sale, or importation of the Product in the Amgen Territory by Amgen, except to the extent expressly provided otherwise in the Existing License Agreement, Amgen shall have the sole right to defend against any such assertions at its sole cost. Novartis shall reasonably assist Amgen and cooperate in any such litigation at Amgen’s request, and Amgen shall reimburse Novartis any reasonable, documented, out-of-pocket costs (including legal fees) incurred in connection therewith. Subject to such control, Novartis may join any defense and settlement pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims), with its own counsel at its sole cost. Amgen shall seek and reasonably consider Novartis’ comments before determining the strategy for such matter. Without limiting the foregoing, Amgen shall keep Novartis advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Novartis copies of and an opportunity to review and comment on any such communications, filings and submissions. Amgen shall not settle or consent to the entry of any judgment in any such action that would reasonably be expected to [*] the Amgen Patents, the Amgen Product Trademarks or the conduct of Medical Affairs Activities with respect to or Commercialization of the Product in [*].
9.3.3    Mutual Provisions. Each Party shall have the right to redact any information disclosed to the other Party pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims) relating to any product other than the Product.
9.4    Infringement Notice; Enforcement.
9.4.1    Notice. Each Party shall promptly notify the other Party in writing if it reasonably believes that any United States Patents and Trademarks or United States Novartis Patents and Trademarks are infringed or misappropriated by a Third Party in the United States.
9.4.2    Amgen Primary Enforcement. From and after the Effective Date, with respect to United States Patents and Trademarks specific to the Product, Amgen shall have the first right, but not the obligation, to enforce such United States Patents and Trademarks against any actual, alleged or threatened infringement or misappropriation by Third Parties in the United States, subject to Section 9.5 (Cooperation). In the event Amgen elects to bring and prosecute such an action, Novartis shall reasonably assist Amgen and cooperate in any such action at Amgen’s request, and Amgen shall seek and reasonably consider Novartis’ comments before determining the strategy. Without limiting the foregoing, Amgen shall keep Novartis advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Novartis copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen shall have the right to redact any Amgen Manufacturing information and any information relating to any product other than the Product from any such materials).
9.4.3    Novartis Secondary Enforcement. From and after the Effective Date, with respect to United States Patents and Trademarks specific to the Product, in the event Amgen does not commence an enforcement action or otherwise take action to abate any alleged infringement or misappropriation of any such United States Patents and Trademarks within [*] days after Novartis

Amgen Ref. No. 2017747574        Page 39

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

requests Amgen to do so in writing (or, if later, within [*] days after such action can viably be brought by Law (as, for example, in the case of expiration of a clinical trial exception to patent infringement, and, if sooner, by such time as it would no longer be possible to bring such action due to delay)), Novartis shall be entitled to bring and prosecute such an action and Amgen will cooperate with Novartis. If Novartis elects to bring and prosecute such an action, then Novartis shall seek and reasonably consider Amgen’s comments on strategy. Without limiting the foregoing, Novartis shall keep Amgen advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Novartis shall have the right to redact any information relating to any product other than the Product from any such materials). Novartis shall not settle, or consent to any judgment in, any action under this Section 9.4.3 (Novartis Secondary Enforcement) [*].
9.4.4    Novartis Primary Enforcement. From and after the Effective Date, with respect to United States Novartis Patents and Trademarks specific to the Product, Novartis shall have the first right, but not the obligation, to enforce such United States Novartis Patents and Trademarks against any actual, alleged or threatened infringement or misappropriation by Third Parties in the United States, subject to Section 10.5 (Cooperation). In the event Novartis elects to bring and prosecute such an action, Amgen shall reasonably assist Novartis and cooperate in any such action at Novartis’ request, and Novartis shall seek and reasonably consider Amgen’s comments before determining the strategy. Without limiting the foregoing, Novartis shall keep Amgen advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Amgen copies of and an opportunity to review and comment on any such material communications, filings and submissions.
9.4.5    Amgen Secondary Enforcement. From and after the Effective Date, with respect to United States Novartis Patents and Trademarks specific to the Product, in the event Novartis does not commence an enforcement action or otherwise take action to abate any alleged infringement or misappropriation of any such United States Novartis Patents and Trademarks within [*] days after Amgen requests Novartis to do so in writing (or, if later, within [*] days after such action can viably be brought by Law (as, for example, in the case of expiration of a clinical trial exception to patent infringement, and, if sooner, by such time as it would no longer be possible to bring such action due to delay)), Amgen shall be entitled to bring and prosecute such an action and Novartis will cooperate with Amgen. If Amgen elects to bring and prosecute such an action, then Amgen shall seek and reasonably consider Novartis’ comments on strategy. Without limiting the foregoing, Amgen shall keep Novartis advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide Novartis copies of and an opportunity to review and comment on any such material communications, filings and submissions (provided that Amgen shall have the right to redact any information relating to any product other than the Product from any such materials). Amgen shall not settle, or consent to any judgment in, any action under this Section 9.4.5 (Amgen Secondary Enforcement), without Novartis’ prior written consent, not to be unreasonably withheld or delayed.
9.4.6    Enforcement Costs. Costs incurred in connection with enforcement activities pursuant to this Section 9.4 (Infringement Notice; Enforcement) (including under Section 9.5 (Cooperation) but excluding Section 9.4.7 (Amgen Territory) and 9.4.8 (Novartis Intellectual Property Rights Outside the United States)) shall be included as Other Costs.

Amgen Ref. No. 2017747574        Page 40

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

9.4.7    Amgen Territory. Except to the extent expressly provided otherwise in the Existing License Agreement, Amgen shall have the sole right, but not the obligation, to enforce its patent rights, trademark rights and other intellectual properties, and the Joint Patents in the Amgen Territory against any actual, alleged or threatened infringement or misappropriation by Third Parties in the Amgen Territory, and to settle any such matters in its sole discretion subject to Section 9.3 (Defense and Settlement of Third Party Claims). Except to the extent expressly provided otherwise in the Existing License Agreement, Novartis shall have no right to enforce such rights in the Amgen Territory.
9.4.8    Novartis Intellectual Property Rights Outside the United States. Novartis shall have the sole right, but not the obligation, to enforce Novartis Patents and Novartis Product Trademarks outside the United States against any actual, alleged or threatened infringement or misappropriation by Third Parties outside the United States, and to settle any such matters in its sole discretion. Amgen shall have no right to enforce such rights outside the United States.
9.5    Cooperation. When either Party is bringing or defending an action of the type described in Section 9.3 (Defense and Settlement of Third Party Claims) or Section 9.4 (Infringement Notice; Enforcement), then upon reasonable request by such a Party, the other Party will reasonably assist in the defense against or enforcement of such action, including if required or desirable to bring, maintain or prove damages in such action, furnishing a power of attorney, furnishing documents and information, providing employee witnesses, and executing all necessary documents as such Party may reasonably request.
9.6    Patent Term Extensions. From and after the Effective Date, with respect to United States Patents and Trademarks and United States Novartis Patents and Trademarks, in each case specific to the Product, each Party shall provide reasonable assistance to the other Party in connection with obtaining SPCs for such Amgen Patents, Novartis Patents and Joint Patents consistent with the rights of the other Party to control such matters as specified in Section 9.2 (Prosecution and Maintenance). To the extent reasonably and legally required in order to obtain any such SPC in the United States, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the SPC in the United States.
9.7    Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement or being given access to Amgen Technology or Novartis Technology or the Confidential Information of the other Party, each employee, consultant or agent of Novartis or Amgen, respectively, shall have either signed or shall be bound to a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of Novartis or Amgen, as appropriate, substantially including: (i) promptly reporting any Information, as appropriate; (ii) assigning to Novartis or Amgen, as appropriate, all of his or her right, title and interest in and to any such Information or be bound by applicable Law to assign to Novartis or Amgen, as appropriate, all of his or her right, title and interest in and to any such Information; (iii) cooperating in the preparation, filing, prosecution, maintenance, enforcement and defense of any intellectual property rights; (iv) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement; and (v) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this Agreement, and that the operation

Amgen Ref. No. 2017747574        Page 41

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

of a collective employment policy sufficient to achieve the intent of the foregoing shall be sufficient to satisfy such obligation. Each Party shall be responsible for any compensation and any other payments due to its own inventors of any patent right.

10.	CONFIDENTIALITY
10.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Novartis shall have no right to and shall not utilize any Confidential Information of Amgen except as required under the Commercialization Plan or as expressly permitted under the Existing License Agreement. For clarity, Confidential Information of a Party shall include all information and materials disclosed by such Party or its designee that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally shall not be required to be identified as such to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:
10.1.1    was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;
10.1.2    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
10.1.3    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
10.1.4    was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or
10.1.5    was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
10.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (a) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (b) to the extent such disclosure is reasonably necessary or useful in conducting Development, Manufacture, Commercialization or Medical Affairs Activities under this Agreement; (ii) to the extent such disclosure is to a Governmental

Amgen Ref. No. 2017747574        Page 42

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Authority as reasonably necessary in filing or prosecuting patent, Copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Product, or otherwise required by Law; provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties. For purposes of clarity, in each case ((i) through (iv)), Novartis shall ensure that manufacturing technology related Confidential Information is not shared with any of its or its Affiliates’ personnel (whether employees, consultants, Third Party contractors or otherwise and whether or not located within the United States): (i) [*] and (ii) [*].
10.3    Use of Confidential Information and Data with Distracting Programs. Each Party acknowledges the value of Confidential Information and other data provided by the other Party hereunder and agrees that it shall not utilize any such information to benefit its programs or products other than the Product or, in the case of Amgen, subject to the Existing License Agreement, Franchise Product 2 and Franchise Product 3.
10.4    Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Each Party shall have the right to issue press releases in regards to this Agreement or the Product with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] Business Days’ notice to the other Party and reasonably considering comments provided by such other Party within [*] Business Days after such notice, or such shorter notice and comment time periods as the disclosing Party may reasonably require). Notwithstanding the foregoing, the Parties shall agree upon and each Party shall release, at a date(s) and time(s) to be mutually agreed by the Parties, a press release to announce the execution of this Agreement in the applicable form attached hereto as the Press Release Schedule; thereafter, Novartis and Amgen may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party. This Agreement supersedes the Confidential Disclosure Agreement between Amgen and Novartis or its Affiliates dated [*] including any written requests thereunder, (the “Prior Agreement”) with respect to information disclosed thereunder relating to the Product and the research and Development related thereto. All confidential information exchanged between the Parties under the Prior Agreement shall

Amgen Ref. No. 2017747574        Page 43

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Agreement.
10.5    Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:
11.1.1    As of the Effective Date, it is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;
11.1.2    As of the Effective Date, this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of the Effective Date violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;
11.1.3    To its knowledge, as of the Effective Date no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Law, is or shall be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for FDA or other Regulatory Approvals, licenses, clearances and the like necessary for the research, Development, conduct of Medical Affairs Activities with respect to, Manufacture, sales or marketing of pharmaceutical products and except for any required filing with the U.S. Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;
11.1.4    As of the Effective Date, it has not been debarred or excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;
11.1.5    To its knowledge, as of the Effective Date, it and its Affiliates have not committed any Material Anti-Corruption Law Violation, other than, in the case of Novartis, the activities identified in the Settlement Agreement entered into between Novartis and the Office of the Inspector General of the United States Health and Human Services in the United States Department of Justice in September 2010 and the Settlement Agreement entered into between Novartis and the Office of

Amgen Ref. No. 2017747574        Page 44

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

the Inspector General of the United States Health and Human Services in the United States Department of Justice in November 2015 and, in the case of Amgen, the mis-promotion activities preceding the Corporate Integrity Agreement, entered into between Amgen and the Office of the Inspector General of the United States Health and Human Services in the United States Department of Justice in December 2012; and
11.1.6    As of the Effective Date, it has not knowingly used in connection with the conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred, excluded or disqualified or the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority.
11.2    Novartis Representations and Warranties. Novartis hereby represents that, as of the Effective Date:
11.2.1    Novartis has the right to grant the rights granted to Amgen under this Agreement, and no rights granted to Amgen pursuant to this Agreement are in violation of any agreement between Novartis or any of its Affiliates and any Third Party;
11.2.2    As of the Effective Date, it has sufficient legal and/or beneficial title and ownership under the Novartis Technology, Novartis Product Trademarks (if any) and Novartis Housemarks to grant the licenses to the other Party as purported to be granted pursuant to this Agreement; and
11.2.3    Novartis is part of the Novartis AG group of companies (“Novartis Group”), Novartis AG owns, directly or indirectly, all of the shares and ownership interests in Novartis, and Novartis [*].
11.3    Amgen Representations and Warranties. Amgen hereby represents that, as of the Effective Date:
11.3.1    Amgen has the right to grant the rights granted to Novartis under this Agreement, and no rights granted to Novartis pursuant to this Agreement are in violation of any agreement between Amgen or any of its Affiliates and any Third Party;
11.3.2    Amgen has sufficient legal and/or beneficial title and ownership under the Amgen Technology, Amgen Product Trademarks and Amgen Housemarks to grant the licenses to the other Party as purported to be granted pursuant to this Agreement;
11.3.3    Amgen Controls the Amgen Patents listed on the Amgen Patents Schedule, free of any Liens. The Amgen Patents in the United States listed on the Amgen Patents Schedule constitute a true and complete list of all Patents Controlled by Amgen in the United States specific to the Product in the United States.
11.3.4    Amgen has not received any written notice from any Third Party asserting or alleging that the Manufacture, use or sale of the Product in or for the United States infringes rights of such Third Party;
11.3.5    Amgen has not received any written notice of any opposition or challenge against any Amgen Patent in the United States;
11.3.6    All data and information relating to the Product filed by Amgen with the FDA are true and accurate in all material respects;

Amgen Ref. No. 2017747574        Page 45

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

11.3.7    Amgen has filed with the FDA all [*] relating to the Product in Amgen’s possession that are required to be filed, and has made available to Novartis, all such [*]; and
11.3.8    Amgen has not received any written notice that any Governmental Authority has commenced any investigation or any action to withdraw any Regulatory Filing with respect to the Manufacture, conduct of Medical Affairs Activities with respect to or Commercialization of the Product in the United States, [*].
11.4    Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 11 (REPRESENTATIONS, WARRANTIES AND COVENANTS) OR ARTICLE 12 (REPRESENTATIONS, WARRANTIES AND COVENANTS) OF THE EXISTING LICENSE AGREEMENT, NOVARTIS AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE US COLLABORATION, THE PRODUCT, THE AMGEN TECHNOLOGY, AMGEN PRODUCT TRADEMARKS, AMGEN HOUSEMARKS, NOVARTIS TECHNOLOGY, NOVARTIS PRODUCT TRADEMARKS, NOVARTIS HOUSEMARKS, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. Except as set forth in this Article 11 (Representations, Warranties and Covenants) or Article 12 (Representations, Warranties and Covenants) of the Existing License Agreement, all licenses by Novartis to Amgen under the Novartis Technology, Novartis Product Trademarks and Novartis Housemarks shall be granted “as-is” and all licenses by Amgen to Novartis under the Amgen Technology, Amgen Product Trademarks and Amgen Housemarks shall be granted “as-is”.
11.5    Mutual Covenants. Each of the Parties hereby covenants to the other Party as follows:
11.5.1    It shall not knowingly use in connection with the conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred, excluded, disqualified or the subject of debarment, exclusion or disqualification proceedings by any Governmental Authority;
11.5.2    Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors acting for or on behalf of such Party in connection with the subject matter of this Agreement (together with the Party, the “Party Representatives”) that in connection with the conduct of Medical Affairs Activities, Manufacture or Commercialization to take place pursuant to this Agreement:
11.5.2.1    Each Party’s respective Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize such payment, offer or promise of, any money or anything else of value, to any Person or Government Official for the purpose of influencing the acts of such Person or Government Official to induce them to use their influence with any Governmental Authority, or obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-Corruption Laws.
11.5.2.2    Each Party’s Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

Amgen Ref. No. 2017747574        Page 46

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

11.5.2.3    Each Party, on behalf of itself and its other Party Representatives, represents and warrants to the other Party that for the Term of this Agreement and [*] years thereafter each Party shall maintain complete and accurate books, accounts, invoices and reasonably detailed records related to this Agreement or any work conducted for or on behalf of Amgen under this Agreement including all records required to establish compliance with Sections 11.5.2.1 and 11.5.2.2 above.
11.5.2.4    Each Party shall promptly provide the other Party with written notice of the following events:
(i)    Upon becoming aware of any breach or violation by a Party or its Party Representative of any representation, warranty or undertaking set forth in Sections 11.5.2.1 and 11.5.2.2.
(ii)    Upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.
11.5.3    If either Party requests that the other Party complete a compliance certification certifying compliance with Section 11.5.2.1, which request shall occur no more than once per Calendar Year, such other Party shall promptly complete and deliver such compliance certification truthfully and accurately;
11.5.4    If either Party requests, in connection with a CIA, that the other Party complete a compliance certification certifying adherence to and compliance with such other Party’s code of conduct and compliance program with respect to such other Party’s activities under this Agreement, which request shall occur no more than once per Calendar Year, such other Party shall cooperate with the first Party to promptly complete and deliver such compliance certification truthfully and accurately, and should there be reasonable additional requests of such other Party as a result of a CIA of the requesting Party, such other Party shall comply with such requests;
11.5.5    It shall carry out its activities hereunder in compliance with Law (including relevant Laws relating to economic sanctions, bribery and data protection and privacy, and including the Prescription Drug Marketing Act of 1987 (PDMA), the Federal Drug and Cosmetic Act, the Medicare/Medicaid anti-kickback statute, and the Health Insurance Portability and Accountability Act (HIPAA)) and shall use Commercially Reasonable Efforts to comply in all material respects with the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA) Code of Practice (and implementing regional or national codes thereof) or similar applicable code and the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education (ACCME) requirements for continuing medical education, and the American Medical Association (AMA) Ethical Guidelines on Gifts to Physicians from Industry, as the same may be amended from time to time, and each Party shall promptly notify the other Party of and provide the other Party with a copy of any correspondence or other reports with respect to the Detailing and Commercialization of the Product submitted to or received from the PhRMA, the ACCME or the AMA relating to the foregoing;

Amgen Ref. No. 2017747574        Page 47

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

11.5.6    If sampling is directed or approved by the JUSLT, each Party shall conform its practices and procedures relating to Product sampling in the United States to sampling practices and procedures it follows with respect to its other similar prescription products, which practices and procedures shall be in compliance with the Prescription Drug Marketing Act of 1987 (PDMA), as may be amended from time to time, and each Party shall promptly provide the other Party with any correspondence or other reports submitted to or received from the FDA related to Product sampling;
11.5.7    Each Party shall not grant any right to any Third Party that conflicts with the rights granted to the other Party hereunder; and
11.5.8    [*]
11.6    Novartis Covenant. Novartis shall [*].

12.	LIMITATIONS OF LIABILITY; INSURANCE
12.1    Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 12.1 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 13 (Indemnification); (ii) Section 10.1 (Confidentiality; Exceptions) or Section 10.2 (Authorized Disclosure); (iii) Section 12.2 (Insurance) or (iv) the gross negligence or willful misconduct of a Party.
12.2    Insurance. During the Term and for [*] years thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or reasonable self-insurance sufficient to provide materially the same level and type of protection). The foregoing requirement may be satisfied by a program of self-insurance.

13.	INDEMNIFICATION
13.1    Sharing of Liability Expenses. Except where caused by the gross negligence or willful misconduct of a Party seeking reimbursement, the Parties shall share equally (50%/50%) all losses, damages, liabilities, settlements, penalties, fines and Costs (including, without limitation, reasonable attorneys’ fees and expenses) (“Shared Liability Losses”) arising out of or caused by the conduct of Medical Affairs with respect to or Manufacture or Commercialization of the Product under this Agreement, including product liability claims and Costs associated with any Recalls and returns of the Product in the Field in the United States, other than to the extent the responsibility for any such loss, damage, liability, settlement, penalty, fine or Cost (“Liability”) is covered by the indemnification provisions of Sections 13.2 (Indemnification by Novartis) or 13.3 (Indemnification by Amgen) and except in the case that Amgen reasonably requests Novartis or its Affiliates or licensees to take prompt mitigating actions (including conducting a Recall) with respect to Product

Amgen Ref. No. 2017747574        Page 48

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

delivered that failed to be Manufactured in compliance with cGMP or to meet the applicable specifications at time of delivery, in which case (i) Amgen shall be responsible for the Costs related to such mitigating actions and (ii) Novartis shall be responsible for Liabilities with respect to Product for which Novartis or its Affiliates or licensees declines to take such requested actions.
13.2    Indemnification by Novartis. Subject to the remainder of this Article 13 (Indemnification), Novartis shall defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Amgen Indemnitees”), at Novartis’ cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) (including reasonable legal expenses and attorneys’ fees incurred by any Amgen Indemnitees until such time as Novartis has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Amgen Indemnitee by a Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of Novartis, its Affiliates or agents in performing under this Agreement; or (ii) a breach by Novartis of this Agreement, including any failure of Novartis’ representations or warranties in Section 11.1 (Mutual Representations and Warranties) or Section 11.2 (Novartis Representations and Warranties) to be true; in each case excluding such Losses to the extent they arise from the gross negligence or willful misconduct of Amgen or any Amgen Indemnified Party, or by the breach of this Agreement by Amgen.
13.3    Indemnification by Amgen. Subject to the remainder of this Article 13 (Indemnification), Amgen shall defend, indemnify, and hold harmless Novartis, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Novartis Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Novartis Indemnitees until such time as Amgen has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable Claim) arising out of any Claim brought against any Novartis Indemnitee by a Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of Amgen, its Affiliates or agents in performing under this Agreement; (ii) a breach by Amgen of this Agreement, including any failure of Amgen’s representations or warranties in Section 11.1 (Mutual Representations and Warranties) or Section 11.3 (Amgen Representations and Warranties) to be true; or (iii) the death or injury of a person caused by the failure of Product manufactured by Amgen, its Affiliates or its licensees (other than Novartis, its Affiliates or its licensees) to be Manufactured in compliance with cGMP or to meet the applicable specification at time of delivery; in each case excluding such Losses to the extent they arise from the gross negligence or willful misconduct of Novartis or any Novartis Indemnified Party, or by the breach of this Agreement by Novartis.
13.4    Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Novartis Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 13.4 (Claim for Indemnification) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. Except as

Amgen Ref. No. 2017747574        Page 49

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

set forth below in this Section, the Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense The Indemnifying Party shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to the Indemnified Party and shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall not settle or compromise such Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Article 10 (Confidentiality). The Indemnified Party shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, the Indemnified Party will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable; provided that in no event will the Indemnifying Party be required to pay fees and expenses under this sentence for more than one (1) firm of attorneys in any jurisdiction in any one (1) legal action or group of related legal actions. In such event, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

14.	TERM AND TERMINATION
14.1    Term. This Agreement shall come into effect as of the Effective Date and, unless otherwise terminated pursuant to the provisions of Article 14 (Term and Termination), shall remain in effect during the Term.
14.2    Termination. This Agreement may be terminated as follows:
14.2.1    Termination for Breach. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such material breach (specifying the nature of the breach in reasonable detail) to the other Party. If the breaching Party (or its Affiliate) fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] days after the end of such cure period and effective upon delivery; provided, however, if the breaching Party notifies the other Party within such [*] day period that it disagrees in good faith with such asserted basis for termination, this Agreement shall not terminate unless and until the matter has been finally resolved in accordance

Amgen Ref. No. 2017747574        Page 50

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

with Section 15.3 (Governing Law; Jurisdiction); provided further that if such dispute relates to payment, the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts.
14.2.2    Termination for Insolvency. A Party shall have the right to terminate this Agreement, upon written notice thereof to the other Party, if the other Party suffers an Insolvency Event.
14.2.3    Termination for Challenge. Amgen shall have the right to terminate this Agreement should Novartis, its Affiliate or its or their licensee under the Amgen Patents or Amgen Product Trademarks bring or join any challenge to the validity or enforceability of any Amgen Patent or Amgen Product Trademark and Novartis, its Affiliate or its or their licensee has not withdrawn from such challenge within [*] days following receipt of a written notice from Amgen to withdraw.
14.2.4    Termination for Convenience. Novartis shall have the right to terminate this Agreement from and after [*] following the fifth anniversary of Regulatory Approval of the Product in the United States upon [*] prior written notice to Amgen. For clarity, Novartis may provide written notice of termination to Amgen at any time from or after [*] following [*], such that this Agreement may be terminated by Novartis effective any time from or after [*] following the fifth anniversary of Regulatory Approval of the Product in the United States.
14.2.5    Termination for [*]. Novartis shall have the right to [*] terminate this Agreement upon written notice to Amgen [*].
14.2.6    Termination for [*]. Novartis shall have the right to [*] terminate this Agreement upon written notice to Amgen [*].
14.2.7    Termination for [*]. Amgen shall have the right to terminate this Agreement upon [*] days’ prior written notice to Novartis pursuant to [*] of the [*].

14.3    Effect of Termination. Termination of this Agreement shall have the following effects with regard to the Product:
14.3.1    General. In the event of any termination of this Agreement, unless otherwise expressly provided, any liabilities previously accrued (including the obligation of Amgen to pay royalties pursuant to Section 8.3 (Royalty Payments and Royalty Reduction for Biosimilar Competition)) with respect to sales of the Product made prior to the effective date of such termination shall survive. In addition, in the event of termination of this Agreement, each Party shall return to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information of the other Party (provided that each Party shall be entitled to retain one (1) copy for archival and compliance purposes, and as required by applicable Law or regulatory requirement).
14.3.2    Termination Effects. In the event of any termination of this Agreement, (i) Novartis shall use reasonable efforts to, to the extent permitted by Law and requested by Amgen, assign any contracts solely to the extent related to the Product in the United States to Amgen or its designee (including by requesting and using good faith efforts to obtain any required consents, provided that Novartis shall be under no obligation to make any payments or incur any liabilities in order to obtain such consent); (ii) the Parties shall transition responsibility for Commercialization,

Amgen Ref. No. 2017747574        Page 51

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Medical Affairs Activities and any other activities as requested by Amgen with respect to the Product in the United States to Amgen in accordance with Section 14.5 (Transition Period); (iii) the Parties shall cooperate to promptly transition sole responsibility for the prosecution, maintenance and enforcement in the United States of United States Patents and Trademarks and United States Novartis Patents and Trademarks specific to the Product to Amgen; (iv) all sublicenses granted by Novartis shall terminate; (v) Amgen shall have the right to control all Recalls of the Product in the United States, and in each case Novartis shall provide any reasonable assistance requested by Amgen in connection therewith; (vi) Section 3.2 (Novartis Technology) (solely to the extent such intellectual property has been or is incorporated into or used in the Development, Manufacture, Medical Affairs Activities, regulatory activities or Commercialization of the Product as of the date of termination) shall survive [*]; (vii) Amgen shall have a fully-paid, royalty-free [*] right and license to use the Novartis Product Trademarks (if any) (and the associated goodwill) in connection with the Product in all indications within the United States; and (viii) the Parties shall cooperate to promptly transfer ownership of all Domain Names and Domain Name registrations (including in each case with respect to nonproprietary names for the Product) related to the Product held by Novartis to Amgen, save as to any Domain Names and Domain Name registrations that contain any Novartis Housemarks; provided that [*] shall bear any expenses incurred in connection with any such transfer except that, in the event of termination by Amgen pursuant to Section [*] or by Novartis pursuant to Section [*] shall bear such expenses.
14.3.3    Additional Termination Effects. In addition to the effects of termination set forth in Section 14.3.2 (Termination Effects), the following will apply:
14.3.3.1    in the event of termination of this Agreement by Novartis pursuant to Section [*], Amgen shall pay to Novartis, commencing on the effective date of termination (the “Termination Date”) and continuing [*], a royalty on annual Net Sales of the Product in the United States for each Calendar Year (or portion thereof) at the following rates: (a) [*]percent ([*]%) if the Termination Date occurs [*], (b) [*]percent ([*]%) if the Termination Date occurs [*], (c) [*] percent ([*]%) if the Termination Date occurs [*] and (d) [*]percent ([*]%) if the Termination Date occurs on or after [*].
14.3.3.2    in the event of termination of this Agreement by Novartis pursuant to Section [*], commencing on the Termination Date and continuing until [*], Amgen shall pay to Novartis a royalty on annual Net Sales of the Product in the United States for each Calendar Year (or portion thereof) at the following rates: (i) [*]percent ([*]%) if the Termination Date occurs [*], (ii) [*] percent ([*]%) if the Termination Date occurs [*] and (iii) [*]percent ([*]%) if the Termination Date occurs [*].
14.3.3.3    in the event of any termination of this Agreement, other than a termination by Novartis pursuant to Section [*],[*].
14.4    Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 14.3 (Effect of Termination) and the provisions that are expressly stated to survive termination, in the event of any termination of this Agreement the following provisions shall survive: Article 1 (Definitions) (to the extent defined terms are contained in the following surviving Articles and Sections), Article 10 (Confidentiality); Articles 12 (Limitations of Liability; Insurance); 13 (Indemnification); 14 (Term and Termination) and 15 (Miscellaneous); Section 5.7 (Detailing Reports and Audit Rights) (with respect to Details made prior to such termination), Sections 8.1

Amgen Ref. No. 2017747574        Page 52

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

(Upfront Payment) and 8.2.1 [*]; Sections 8.3 (Royalty Payments and Royalty Reduction for Biosimilar Competition) through 8.5 (No Wrongful Reductions) (inclusive) (with respect to sales made prior to such termination); Section 8.6 (Cost Allocation) (with respect to Program Costs and Development Costs reasonably incurred prior to such termination and for Recoveries with respect to periods prior to termination); Sections 8.8 (Payment Method) through 8.14 (Appropriate Measure of Value); 9.1.1 (Ownership of Technology); and 11.4 (Disclaimer of Warranties).
14.5    Transition Period. Without limitation of Section 14.3 (Effect of Termination), in the event of any termination of this Agreement by Amgen pursuant to Section [*] or by Novartis pursuant to Section [*], then upon Amgen’s reasonable request, during the [*] month period following provision of notice of termination (or, in each case, for such shorter period as Amgen shall reasonably request) (the “Transition Period”), the Parties shall cooperate to transition the Medical Affairs Activities with respect to and Commercialization of the Product in the Field in the United States to Amgen with respect to such activities. Novartis shall take all actions reasonably requested by Amgen to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the Medical Affairs Activities with respect to and Commercialization of the Product in the United States. Subject to Section 14.3.2 (Termination Effects), the Parties shall each be responsible for their own costs incurred in accordance with this Section.

15.	MISCELLANEOUS
15.1    Affiliates. Each Party shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate), provided, that such Party shall be responsible for its Affiliates’ performance hereunder.
15.2    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale to a Third Party of all or substantially all of the business of, in the case of Amgen, Amgen, and in the case of Novartis, [*]. Any assignment not in accordance with this Agreement shall be void ab initio. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
15.3    Governing Law; Jurisdiction. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue will be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not

Amgen Ref. No. 2017747574        Page 53

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement will be exclusively conducted in the English language. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.
15.4    Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is used in the inclusive sense (and/or). The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.
15.5    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.
15.6    Entire Agreement. This Agreement, including the attached Appendices, Schedules and Exhibits and the Safety Agreement and together with the Existing License Agreement, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.
15.7    Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of

Amgen Ref. No. 2017747574        Page 54

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.
15.8    Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
15.9    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
15.10    No Set-Off. Except as expressly set forth in this Agreement, no Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).
15.11    Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc. One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: [*]
Facsimile: [*]

If to Novartis:	Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: [*]
Facsimile: [*]

With a copy to:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: [*]
Facsimile: [*]
Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 15.11 (Notices).
15.12    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Novartis

Amgen Ref. No. 2017747574        Page 55

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

and Amgen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
15.13    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.14    Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or Novartis Indemnities in Article 13 (Indemnification), there are no third party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.
15.15    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********
(Signature page follows)

Amgen Ref. No. 2017747574        Page 56

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the Effective Date.

NOVARTIS PHARMA AG	AMGEN INC.
By: /Nigel Sheail/	By:	/Robert A. Bradway/
Name: Nigel Sheail	Name:	Robert A. Bradway
Title: Novartis Pharma AG Head Business Development & Licensing Forum 2-6.04 4002 Basel	Title:	Chairman of the Board, President & Chief Executive Officer

NOVARTIS PHARMA AG
By: /Natalie Tan/
Name: Natalie Tan
Title: Head Legal Respiratory Franchise

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Schedule
Amgen Patents

US Application No.	Filing Date	Title
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Press Release

(see attached)

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Press Release

Amgen Announces Expanded Commercial Collaboration With Novartis For Erenumab In Migraine

Collaboration Designed to Maximize the Launch of First-in-Class Program and to More Effectively Reach People Living With Migraine
THOUSAND OAKS, Calif., April 24, 2017 /PRNewswire/ -  Amgen (NASDAQ:AMGN) today announced an expanded commercial collaboration with Novartis for erenumab, which is being investigated for the prevention of migraine. This expanded commercial collaboration builds on a global neuroscience collaboration in Alzheimer's disease and migraine established in 2015 between Novartis and Amgen. This expanded collaboration leverages Novartis' strong and established presence in neuroscience to more effectively reach people with migraine. The companies have agreed to combine capabilities to co-commercialize erenumab in the U.S. Amgen retains exclusive commercialization rights in Japan. Novartis gains exclusive rights to commercialize erenumab in Canada, and retains its existing commercialization rights in rest of the world. The companies will continue global co-development.
Erenumab is a fully human monoclonal antibody specifically designed to target and block the Calcitonin Gene-Related Peptide (CGRP) receptor, believed to have a critical role in mediating the incapacitating pain of migraine. Positive data from a Phase 2 study and positive top-line results for two Phase 3 studies in migraine prevention were announced in 2016. Detailed results from the Phase 3 studies will be presented at the annual meeting of the American Academy of Neurology and submitted for publication. These data will help support discussions with regulatory agencies, with filing anticipated in the second quarter of 2017.
Under the terms of the agreement, Amgen will receive milestone payments from Novartis expected to begin in 2017. Novartis will share U.S. commercialization costs with Amgen. Amgen will book sales of erenumab in the U.S., and will pay a royalty to Novartis on net sales in the U.S. Novartis will book sales in the rest of the world, excluding Japan, and will pay Amgen royalties on the net sales in those countries. Amgen will book sales in Japan, since it will remain an exclusive territory for the Company. Novartis will assume agreed upon remaining global development costs up to a cap and share global development costs thereafter.

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

"Migraine is a debilitating disease and today many patients are sub-optimally treated due to tolerability issues with existing therapies," said Anthony C. Hooper, executive vice president of Global Commercial Operations at Amgen. "Combining the U.S. capabilities of Amgen and Novartis in preparation for the launch of erenumab can create meaningful value over the life of this first-in-class program by enabling us to more effectively, and perhaps even more rapidly, reach people who live with the impact of migraine on a daily basis."
This is an expansion of a global collaboration with Novartis announced in September 2015 in neuroscience, involving joint development and commercialization of pioneering treatments in the field of Alzheimer's disease and migraine.

About Erenumab
Erenumab is a fully human monoclonal antibody specifically designed for the prevention of migraine. Erenumab targets and blocks the Calcitonin Gene-Related Peptide (CGRP) receptor, thought to be pivotal in the genesis of migraine. Erenumab has been studied in several large global, randomized, double-blind, placebo-controlled studies to assess its safety and efficacy in migraine prevention. Positive results from a Phase 2 study and positive top-line data from two Phase 3 studies in migraine prevention were announced in 2016. These data will help support discussions with regulatory agencies, with filings anticipated in 2017.
About Migraine
Migraine is a distinct neurological disease.1 People with migraine lose a substantial portion of their lives to this illness, experiencing significant physical impairment, frequently accompanied by head pain, nausea, vomiting and meaningful disruption of daily activities.1 The World Health Organization ranks migraine as one of the most debilitating illnesses.2 For the approximately 10 million Americans whose migraine frequency or severity impacts daily activities, preventive medications may be an option.3 Approximately 3.5 million of these patients are currently on a preventive therapy, but up to 80 percent discontinue these within one year because of intolerable side effects or limited efficacy.4 Migraine is associated with personal and societal burdens of pain, disability, and financial cost, and it remains under-recognized and under-treated.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and we expect similar variability in the future. Even when clinical trials are successful, regulatory authorities may question the sufficiency for approval of the trial endpoints we have selected. We develop product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as we may have believed at the time of entering into such relationship. Also, we or others could identify safety, side effects or manufacturing problems with our products after they are on the market.
Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities and also depend on third

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all. We are increasingly dependent on information technology systems, infrastructure and data security. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.
The scientific information discussed in this news release relating to new indications for our products is preliminary and investigative and is not part of the labeling approved by the U.S. Food and Drug Administration for the products. The products are not approved for the investigational use(s) discussed in this news release, and no conclusions can or should be drawn regarding the safety or effectiveness of the products for these uses.
CONTACT: Amgen, Thousand Oaks
Kristen Davis, 805-447-3008 (Media)
Kristen Neese, 805-313-8267 (Media)
Arvind Sood, 805-447-1060 (Investors)
References
1. Migraine Research Foundation. Migraine Fact Sheet. 2015. Available: http://www.migraineresearchfoundation.org/fact-sheet.html. Accessed April 7, 2017.
2. World Health Organization. Headache Disorder Fact Sheet. Available: http://www.who.int/mediacentre/factsheets/fs277/en/. Accessed April 7, 2017.
3. Lipton RB, et al. Migraine prevalence, disease burden, and the need for preventative therapy. Neurology. 2007; 68(5):343-9.
4. Marketscan data on file.  3-24-2017. Ref Type: Data File

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Novartis International AG
Novartis Global Communications
CH-4002 Basel
Switzerland
http://www.novartis.com

MEDIA RELEASE • COMMUNIQUE AUX MEDIAS • MEDIENMITTEILUNG
Novartis expands global collaboration with Amgen to
commercialize first-in-class AMG 334 (erenumab) program in
migraine prevention in the U.S. and Canada

•	Novartis and Amgen to co-commercialize AMG 334 (erenumab) in the US; Novartis to gain exclusive rights in Canada

•	Novartis retains commercial rights in rest of world; Amgen retains commercial rights in Japan

•	Companies to combine capabilities and leverage Novartis strong and established neuroscience presence in the US and across the globe to maximize launch of AMG 334 (erenumab)

Basel, April 24, 2017 - Novartis today announced an expanded commercialization agreement with Amgen for AMG 334 (erenumab), which is being investigated for the prevention of migraine. This agreement builds on a 2015 global collaboration between Novartis and Amgen, and leverages almost 70 years of Novartis experience in neuroscience to more effectively reach people with migraine. Novartis and Amgen will co-commercialize AMG 334 (erenumab) in the US. Novartis will retain exclusive rights to commercialize the drug in rest of world and will gain commercialization rights in Canada. Amgen retains exclusive commercialization rights in Japan. The companies will continue global co-development.
AMG 334 (erenumab) is a fully human monoclonal antibody specifically designed for the prevention of migraine. It targets and blocks the Calcitonin Gene-Related Peptide (CGRP) receptor, believed to play a critical role in mediating the incapacitating pain of migraine.[1] Positive results from a Phase II study and two Phase III studies of AMG 334 (erenumab) in migraine prevention were announced in 2016. In these studies, once-monthly subcutaneous AMG 334 (erenumab) significantly reduced monthly migraine days versus placebo and demonstrated a safety profile comparable to placebo.[2],[3],[4] Detailed results from the Phase

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

III studies are being presented at the annual meeting of the American Academy of Neurology and submitted for publication. These data will help support discussions with regulatory agencies, with filing anticipated in the second quarter of 2017.
"Migraine is a debilitating neurological disease associated with significant personal, economic, and societal burden. There is an urgent need for effective and well-tolerated preventive treatments that positively impact the lives of people with migraine," said Paul Hudson, Chief Executive Officer, Novartis Pharmaceuticals. "We are excited to expand our collaboration with Amgen. We look forward to combining capabilities and leveraging our strong heritage in neuroscience in the US and Canada to bring erenumab to more patients in need, as fast as we can."
Under the terms of the agreement, Amgen will receive milestone payments from Novartis, expected to begin in 2017. Novartis will share US commercialization costs with Amgen. Amgen will book sales of AMG 334 (erenumab) in the US, and will pay a royalty to Novartis on net sales in the US. Novartis will book sales in rest of the world, excluding Japan, and will pay Amgen royalties on the net sales in those countries. Amgen will book sales in Japan, since it will remain an exclusive territory for the company. Novartis will assume agreed upon remaining global development costs up to a cap and share global development costs thereafter.
The agreement is an expansion of a global collaboration with Amgen announced in August 2015 in neuroscience, involving joint development and commercialization of pioneering treatments in the field of Alzheimer's disease and migraine.[5]
About AMG 334 (erenumab)
AMG 334 (erenumab) is a fully human monoclonal antibody specifically designed to target and block the Calcitonin Gene-Related Peptide (CGRP) receptor, believed to play a critical role in mediating the incapacitating pain of migraine.[1] AMG 334 (erenumab) has been studied in several large global, randomized, double-blind, placebo-controlled trials to assess its safety and efficacy in migraine prevention. Following the initial Phase II dose finding study, the efficacy of AMG 334 (erenumab) in migraine prevention has been shown in a Phase II trial and two Phase III trials. The safety profile of AMG 334 (erenumab) in these studies was comparable to placebo.[2],[3],[4]

About Migraine
Migraine is a distinct neurological disease.[6] It involves recurrent attacks of moderate to severe head pain that is typically pulsating, often unilateral and associated with nausea, vomiting and sensitivity to light, sound and odors.[7]

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Migraine is associated with personal pain, disability and reduced quality of life, and financial cost to society.[8] It has a profound and limiting impact on an individual's abilities to carry out everyday tasks, and was declared by the World Health Organization to be one of the top 10 causes of years lived with disability for men and women.[9] It remains under-recognized and under-treated.[8],[10] Existing preventive therapies have been repurposed from other indications and are often associated with poor tolerability and lack of efficacy, which lead to increasing discontinuation rates and dissatisfaction among patients.[11]

About the Amgen and Novartis Neuroscience Collaboration
In August 2015, Novartis entered into a global collaboration with Amgen to jointly develop and commercialize pioneering neuroscience treatments in the field of Alzheimer's disease (AD) and migraine. The companies are partnering in the development and commercialization of a beta-secretase 1 (BACE) inhibitor program in AD. Novartis' oral therapy CNP520 (currently in a Phase II/III study for AD) will be the lead molecule and further compounds from both companies' pre-clinical BACE inhibitor programs may be considered as novel follow-on molecules. The 2015 collaboration also focuses on innovative investigational Amgen drugs in the migraine field, including AMG 334 (erenumab) in migraine prevention and AMG 301 (currently in a Phase I study for migraine).

Novartis in Neuroscience
Novartis has a strong ongoing commitment to neuroscience and to bringing innovative treatments to patients suffering from neurological conditions where there is a high unmet need. We are committed to supporting patients and physicians in multiple disease areas, including Multiple Sclerosis (MS), Alzheimer's disease (AD), Parkinson's disease, Epilepsy and Attention Deficit Hyperactivity Disorder, and have a promising pipeline in MS, AD, migraine and specialty neurology (e.g. neuropathic pain).

Disclaimer
The foregoing release contains forward-looking statements that can be identified by words such as "to co-commercialize," "to gain," "to combine," "launch," "being investigated," "builds on," "will," "believed to," "submitted," "anticipated," "excited," "look forward," "expected," "pioneering," "may," "investigational," "ongoing," "commitment," "pipeline," or similar terms, or by express or implied discussions regarding potential marketing approvals for AMG 334, CNP520, AMG 301, other BACE inhibitors of Novartis and Amgen, and other investigational compounds of Novartis and Amgen subject to the collaboration, potential new indications or labeling for products in the Novartis Neuroscience portfolio, or regarding potential future revenues from such investigational

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

compounds and products, and potential future revenues from the collaboration with Amgen. You should not place undue reliance on these statements. Such forward-looking statements are based on the current beliefs and expectations of management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that AMG 334, CNP520, AMG 301, other BACE inhibitors of Novartis and Amgen, or other investigational compounds of Novartis and Amgen subject to the collaboration will be submitted or approved for sale in any market, or at any particular time. Neither can there be any guarantee that the collaboration with Amgen will achieve any or all of its intended goals and objectives, or be commercially successful. Nor can there be any guarantee that any product in the Novartis Neuroscience portfolio will be submitted or approved for any additional indications or labeling in any market, or at any particular time. Neither can there be any guarantee that AMG 334, CNP520, AMG 301, any of the other investigational compounds subject to the collaboration with Amgen, or any product in the Novartis Neuroscience portfolio will be commercially successful in the future. In particular, management's expectations regarding such investigational compounds and products, and the collaboration with Amgen, could be affected by, among other things, the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; the company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing and reimbursement pressures; safety, quality or manufacturing issues, and other risks and factors referred to in Novartis AG's current Form 20-F on file with the US Securities and Exchange Commission. Novartis is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Novartis
Novartis provides innovative healthcare solutions that address the evolving needs of patients and societies. Headquartered in Basel, Switzerland, Novartis offers a diversified portfolio to best meet these needs: innovative medicines, cost-saving generic and biosimilar pharmaceuticals and eye care. Novartis has leading positions globally in each of these areas. In 2016, the Group achieved net sales of USD 48.5 billion, while R&D throughout the Group amounted to approximately USD 9.0 billion. Novartis Group companies employ approximately 118,000 full-

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

time-equivalent associates. Novartis products are sold in approximately 155 countries around the world. For more information, please visit http://www.novartis.com.

Novartis is on Twitter. Sign up to follow @Novartis at http://twitter.com/novartis(link is external)
For Novartis multimedia content, please visit www.novartis.com/news/media-library
For questions about the site or required registration, please contact media.relations@novartis.com
References
1. Bigal ME et al. Calcitonin Gene-Related Peptide (CGRP) and Migraine Current Understanding and State of Development. Headache. 2013;53(8):1230-1244.
2. Novartis presents new positive data at EHMTIC showing AMG 334 significantly reduces monthly migraine days in chronic migraine. https://www.novartis.com/news/media-releases/novartis-presents-new-positive-data-ehmtic-showing-amg-334-significantly-reduces. Accessed April 2017.
3. Novartis announces Phase III study shows AMG 334 significantly reduces monthly migraine data in people with episodic migraine. https://www.novartis.com/news/media-releases/novartis-announces-phase-iii-study-shows-amg-334-significantly-reduces-monthly. Accessed April 2017.
4. Novartis announces AMG 334 significantly reduces monthly migraine days in second pivotal Phase III episodic migraine study. https://www.novartis.com/news/media-releases/novartis-announces-amg-334-significantly-reduces-monthly-migraine-days-second. Accessed April 2017.
5. Novartis announces global partnership with Amgen to develop and commercialize pioneering neuroscience treatments. https://www.novartis.com/news/media-releases/novartis-announces-global-p.... Accessed April 2017.
6. Migraine Research Foundation. Migraine Fact Sheet. 2015. http://www.migraineresearchfoundation.org/fact-sheet.html(link is external). Accessed April 2017.
7. National Institute for Neurological Disorders and Stroke. https://www.ninds.nih.gov/Disorders/All-Disorders/Migraine-Information-Page(link is external) (link is external). Accessed April 2017.
8. World Health Organization. Headache disorders. http://www.who.int/mediacentre/factsheets/fs277/en/(link is external) (link is external). Accessed October 2016.
9. World Health Organization. Estimates for 2000-2012. Disease Burden. 2012.
10. Diamond S et al. Patterns of Diagnosis and Acute and Preventive Treatment

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

for Migraine in the United States: Results from the American Migraine Prevalence and Prevention Study. Headache. 2007;47(3):355-63.
11. Hepp Z, et al. Adherence to oral migraine-preventive medications among patients with chronic migraine. Cephalalgia. 2015; 35(6):478-88.
# # #
Novartis Media Relations
Central media line: +41 61 324 2200
E-mail: media.relations@novartis.com

Eric Althoff
Novartis Global Media Relations
+41 61 324 7999 (direct)
+41 79 593 4202 (mobile)
eric.althoff@novartis.com

Angela Fiorin
Novartis Global Pharma Communications
+ 41 61 324 8631 (direct)
+ 41 79 752 6955 (mobile)
angela.fiorin@novartis.com

Novartis Investor Relations
Central investor relations line: +41 61 324 7944
E-mail: investor.relations@novartis.com
Central North America                        North America
Samir Shah +41 61 324 7944 Richard Pulik +1 212 830 2448    Richard Pulik +1 212 830 2448
Pierre-Michel Bringer +41 61 324 1065
Thomas Hungerbuehler +41 61 324 8425
Isabella Zinck +41 61 324 7188

Amgen Ref. No. 2017747574

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Schedule
[*]

[*]

Amgen Ref. No. 2017747574